UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

VARIAN MEDICAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304

December 28, 2012

Dear Stockholder:

You are cordially invited to attend Varian Medical Systems, Inc.’s 2013 Annual Meeting of Stockholders to be held on Thursday, February 14, 2013 at 4:30 p.m. Pacific Time at our headquarters at 3100 Hansen Way, Palo Alto, California 94304.

The Secretary’s formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the annual meeting. You also will have the opportunity to hear what has happened in our business in the past year.

We hope that you can join us. However, whether or not you plan to be there, please vote your shares as soon as possible so that your vote will be counted.

Sincerely,

Richard M. Levy
Chairman of the Board

Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304

December 28, 2012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

Varian Medical Systems, Inc. will hold its Annual Meeting of Stockholders on Thursday, February 14, 2013 at 4:30 p.m. Pacific Time at our headquarters at 3100 Hansen Way, Palo Alto, California 94304.

This annual meeting is being held for the following purposes:

•	to elect three directors to serve until the 2016 Annual Meeting of Stockholders;

•	to provide an advisory vote on the compensation of our named executive officers as described in the accompanying Proxy Statement;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013;

•	to act upon a stockholder proposal, if properly presented at the annual meeting; and

•	to transact any other business that properly comes before the annual meeting.

The Board of Directors has selected December 18, 2012 as the record date for determining stockholders entitled to vote at the annual meeting. A list of stockholders as of that date will be available for inspection during ordinary business hours at our principal executive offices at 3100 Hansen Way, Palo Alto, California 94304 for 10 days before the annual meeting.

Except for those stockholders that have already requested printed copies of our proxy materials, we are furnishing our proxy materials for this annual meeting to you through the Internet. On or about December 28, 2012, we mailed to stockholders on the record date a Notice of Internet Availability of Proxy Materials (the “Notice”). Certain stockholders who previously requested email notice in lieu of mail received the Notice by email. If you received a Notice by mail or email, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice instructs you on how to access and review all of the important information contained in our Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended September 28, 2012 (which we posted on the Internet on December 28, 2012), as well as how to submit your proxy over the Internet. We believe that mailing or emailing the Notice and posting other materials on the Internet allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by any of the following methods: through the Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an email to sendmaterial@proxyvote.com.

Whether or not you plan to attend the annual meeting, please vote your shares as soon as possible in accordance with the instructions provided to you to ensure that your vote is counted at the annual meeting.

By Order of the Board of Directors,

John W. Kuo
Secretary

i

GENERAL INFORMATION

Q:	Who is soliciting my proxy?

A:	The Board of Directors (the “Board”) of Varian Medical Systems, Inc. (“we,” “us” or the “Company”) is sending you this Proxy Statement in connection with the Board’s solicitation of proxies for use at the 2013 Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”). Certain of our directors, officers and employees also may solicit proxies on the Board’s behalf by mail, telephone, email, fax or in person. We have hired Georgeson Inc., 199 Water Street, New York, New York 10038, to assist in soliciting proxies from brokers, bank nominees and other stockholders.

Q:	Who is paying for this solicitation?

A:	We will pay for the solicitation of proxies. Our directors, officers and employees will not receive additional remuneration. We expect that we will pay Georgeson Inc. not more than $10,000, plus reasonable out-of-pocket expenses, and also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our common stock.

Q:	What am I voting on?

A:	You will be voting on up to four proposals. Proposal One is for the election of R. Andrew Eckert, Mark R. Laret and Erich R. Reinhardt to the Board for three-year terms ending at the 2016 Annual Meeting of Stockholders.

Proposal Two is an advisory vote on the compensation of the executive officers listed in the Summary Compensation Table (the “named executive officers”) as described in this Proxy Statement.

Proposal Three is the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013.

Proposal Four is a stockholder proposal as further described at page 61, which proposal will be voted upon only if properly presented at the Annual Meeting.

Q:	Who can vote?

A:	Only our stockholders of record at the close of business on December 18, 2012 may vote. Each share of common stock outstanding on that date is entitled to one vote on all matters to come before the meeting, except that cumulative voting will apply in the election of directors. Under the cumulative voting method of election, the stockholder computes the number of votes available to the stockholder by multiplying the number of shares the stockholder owned on the record date by the number of directors to be elected, and may cast the votes all for a single nominee or may distribute them in any manner among the nominees.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:	Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials (consisting of the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 28, 2012, as filed with the SEC on November 21, 2012) over the Internet. Therefore, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. Starting on the date of distribution of the Notice, all stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. If you request printed versions of the proxy materials by mail, the materials will also include a proxy card or other voting instruction form.

Q:	Can I receive proxy materials for future annual meetings by email rather than receiving a paper copy of the Notice?

A:	If you are a holder of record, you may elect to receive the Notice or other future proxy materials by email by logging into www.proxyvote.com and entering your email address before you vote if you are voting by Internet or any time at www.computershare.com/us/ecomms or http://enroll.icsdelivery.com/var. If your shares are registered in street name, please check with your broker, bank, or other nominee about how to receive future proxy materials by email, or enroll at http://enroll.icsdelivery.com/var. If you choose to receive proxy materials by email, next year you will receive an email with instructions on how to view those materials and vote before the next annual meeting. Your choice to obtain documents by email will remain in effect until you notify us otherwise. Delivering future notices by email will help us further reduce the cost and environmental impact of our stockholder meetings.

Q:	What is the difference between a stockholder of record and a “street name” holder?

A:	If your shares are registered directly in your name with Computershare Trust Company, N.A., our stock transfer agent, you are considered the stockholder of record for those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank or other nominee how to vote their shares using the method described under “How do I vote and how do I revoke my proxy?” below.

Q:	How do I vote and how do I revoke my proxy?

A:	If you hold your shares in your own name as a stockholder of record, you may vote your shares either in person at the meeting or by proxy. To vote in person, please bring a form of identification, such as a valid driver’s license or passport, and proof that you were a stockholder as of December 18, 2012, and we will give you a ballot when you arrive. To vote by proxy, please vote in one of the following ways:

•	Via the Internet. You may vote through the Internet at www.proxyvote.com by following the instructions provided in the Notice.

•	By Telephone. If you received your proxy materials or request printed copies by mail, stockholders located in the United States may vote by calling the toll-free number found on the proxy card.

•	By Mail. If you received your proxy materials or request printed copies by mail, you may vote by mail by marking, dating, signing and mailing the proxy card in the envelope provided.

Voting by proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person—by voting in person you automatically revoke your proxy. You also may revoke your proxy at any time before the applicable voting deadline by giving our Secretary written notice of your revocation, by submitting a later-dated proxy card or by voting again using the telephone or Internet (your latest telephone or Internet proxy is the one that will be counted).

If you vote by proxy, the individuals named as proxyholders will vote your shares as you instruct, including with respect to cumulative voting for directors. If you vote your shares over the telephone, you must select a voting option (“For” or “Withhold” (for directors) and “For,” “Against” or “Abstain” (for Proposals Two, Three and Four)) in order for your proxy to be counted on that matter. If you validly vote your shares over the Internet or by mail but do not provide any voting instructions, the individuals named as proxyholders will vote your shares FOR the election of the nominees for director, FOR approval of the compensation of our named executive officers as described in this Proxy Statement, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013 and AGAINST the stockholder proposal. In that case, the proxyholders will have full discretion and authority to vote cumulatively in the election of directors and to allocate votes among any or all of the nominees for director in any order they determine.

If your shares are registered in street name, you must vote your shares in the manner prescribed by your broker, bank or other nominee. In most instances, you can do this over the telephone or Internet, or if you have received or request a hard copy of the proxy statement and accompanying voting instruction form, you may mark, sign, date and mail your voting instruction form in the envelope your broker, bank or other nominee provides. The materials that were sent to you have specific instructions for how to submit your vote and the deadline for doing so. If you would like to revoke your proxy, you must follow the broker, bank or other nominee’s instructions on how to do so. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or other nominee holding your shares.

Q:	What is the deadline for submitting a proxy?

A:	Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day. In order to be counted, proxies submitted by telephone or the Internet must be received by 11:59 p.m. Eastern Time on February 13, 2013. Proxies submitted by mail must be received prior to the start of the Annual Meeting.

Q:	What constitutes a quorum?

A:	On the record date, we had 109,174,978 shares of common stock, $1.00 par value, outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the issued and outstanding stock entitled to vote at the Annual Meeting are present in person or represented by proxy.

Q:	What are abstentions and broker non-votes and how do they affect voting?

A:	Abstentions—If you specify that you wish to “abstain” from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum and included in the shares entitled to vote on Proposals Two, Three and Four. On Proposals Two, Three and Four, abstentions have the effect of a vote against the proposal.

Broker Non-Votes—Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain “routine” matters, including the ratification of the appointment of the independent registered public accounting firm. However, on non-routine matters such as the election of directors, the advisory vote on executive compensation and the stockholder proposal, your broker must receive voting instructions from you, as it does not have discretionary voting power for that particular item. So long as the broker has discretion to vote on at least one proposal, these “broker non-votes” are counted toward establishing a quorum. When voted on “routine” matters, broker non-votes are counted toward determining the outcome of that “routine” matter.

Q:	What vote is needed?

A:	For Proposal One, the election of directors, the three nominees receiving the highest number of votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal One will be elected as directors. As a result, if you withhold your authority to vote for any nominee, your vote will not affect the outcome of the election.

For Proposal Two, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Two is required to approve the compensation of our named executive officers as described in this Proxy Statement.

For Proposal Three, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Four is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

For Proposal Four, an affirmative vote of a majority of shares present in person or represented by proxy is required to approve the stockholder proposal.

Because your vote on Proposal Two is advisory, it will not bind the Board or the Compensation Committee. However, the Board and the Compensation Committee will review the voting results and take the results into consideration in making future determinations on executive compensation. Proposal Four is similarly non-binding, but will be considered by the Board.

Q:	What happens if a director receives a plurality, but not a majority, of votes cast at the Annual Meeting?

A:	In an uncontested election, if a nominee for director who is an incumbent director is elected by a plurality of the votes cast but does not receive the vote of at least the majority of the votes cast (i.e., the number of shares voted “for” a director’s election does not exceed 50% of the total number of votes cast with respect to that director’s election, including votes to withhold authority), the director is deemed elected but is obligated to offer his or her resignation to the Board. Following submission of the offer of resignation, the Board, after considering relevant factors, including the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), will decide whether or not to accept the offer of resignation and thereafter publicly disclose its decision. If a director’s offer of resignation is not accepted by the Board, the director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s offer of resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board pursuant to the provisions of our By-Laws.

Q:	Can I vote on other matters?

A:	You are entitled to vote on any other matters that are properly brought before the Annual Meeting. Our By-Laws limit the business conducted at any annual meeting to (1) business in the notice of the annual meeting, (2) business directed by the Board and (3) business brought by a stockholder of record entitled to vote at the meeting so long as the stockholder has met the requirements for submitting stockholder proposals provided in our By-Laws. Under our By-Laws, a stockholder must notify our Secretary in writing (at our Palo Alto, California headquarters) of the proposal not less than 90 days nor more than 120 days before the anniversary of the prior year’s annual meeting, which for the 2014 Annual Meeting of Stockholders will be no earlier than October 17, 2013 and no later than November 16, 2013. The notice must give a brief description of the business to be brought before the annual meeting, the reasons for conducting the business and the text of the proposal, as well as the name and address of the stockholder giving the notice and the beneficial owner on whose behalf the proposal is made, the number of shares owned and information about that beneficial ownership, all as detailed in our By-Laws. The notice must also describe any material interest the stockholder or beneficial owner has in the business and arrangements between such stockholder or beneficial owner and any other person in connection with the proposal and must include certain representations, all as detailed in our By-Laws.

To have your stockholder proposal be considered for presentation in the proxy statement and proxy card for our 2014 Annual Meeting of Stockholders, rather than just voted upon at the meeting without inclusion in the proxy statement and proxy card, a stockholder must submit to our Secretary (at our Palo Alto, California headquarters) a written proposal no later than August 30, 2013. The submission must contain the information required under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”).

We do not expect any matters other than those listed in this Proxy Statement to come before the Annual Meeting. If any other matter is presented, your proxy gives the individuals named as proxyholders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Exchange Act, which includes matters that the proxyholders did not know were to be presented at least 60 days before the anniversary of the mailing of last year’s proxy statement.

Q:	How do I nominate someone to be a director?

A:	A stockholder may nominate one or more persons for election as one of our directors at an annual meeting of stockholders by notifying our Secretary in writing (at our Palo Alto, California headquarters) not less than 90 days nor more than 120 days before the anniversary of the prior year’s annual meeting, which for the 2014 Annual Meeting of Stockholders will be no earlier than October 17, 2013 and no later than November 16, 2013. The notice must include all information about the nominee that must be disclosed in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including the nominee’s written consent to being named as a nominee and serving as a director) and a description of all material monetary agreements during the past three years and any other material relationships, between such stockholder and a beneficial owner on whose behalf the nomination is made and their affiliates and associates, or others acting in concert, on the one hand, and each proposed nominee, and his/her affiliates and associates, or others acting in concert, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if the stockholder were a “registrant,” all as described in our By-Laws. The notice must also include certain additional information about and representations by the stockholder and/or the beneficial owner, all as detailed in our By-Laws.

Q:	How does the Board select nominees for the Board?

A:	The Nominating Committee will consider potential candidates for directors submitted by stockholders, in addition to those suggested by other Board members and members of our management, and does not evaluate candidates differently based upon the source of the nominee. The Nominating Committee considers and evaluates each properly submitted potential candidate for director in an effort to achieve a balance of skills and characteristics on the Board, as well as to ensure that the composition of the Board at all times adheres to the independence requirements applicable to NYSE-listed companies and other regulatory requirements applicable to us. Please refer to “Proposal One—Election of Directors” and our Corporate Governance Guidelines for additional details on our policy, process and membership criteria. A stockholder may recommend potential candidates for director by notifying our Secretary in writing (at our Palo Alto, California headquarters).

Q:	How may I communicate with the Board of Directors?

A:	Stockholders and other interested parties may communicate directly with the Board, the Board’s “lead” non-employee director or any other director or with the independent directors as a group or any other group of directors through the Board’s lead director by sending an email to lead.director@varian.com. Messages received will be forwarded to the appropriate director or directors.

Q:	When and where is the Annual Meeting being held?

A:	The Annual Meeting will be held on Thursday, February 14, 2013 at 4:30 p.m. Pacific Time at our headquarters at 3100 Hansen Way, Palo Alto, California 94304. If you need directions to the Annual Meeting so that you may attend or vote in person, please contact our Investor Relations department at investors@varian.com.

Q:	How can I find the results of the Annual Meeting?

A:	Preliminary results will be announced at the Annual Meeting. Final results also will be published in a current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board; Selection of Nominees

Our Board is divided into three classes serving staggered three-year terms. At the Annual Meeting, you and the other stockholders will elect three individuals to serve as directors for three-year terms that end at the 2016 Annual Meeting of Stockholders.

Our Nominating Committee is charged with identifying, evaluating and recommending to the full Board director nominees. There are no minimum qualifications for director. The Nominating Committee generally seeks individuals with broad experience at the policy-making level in business, government, education, technology or public interest. While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the Board has the benefit of a wide range of attributes, including cultural, gender, ethnic and age diversity; international business experience; and experience in industries beyond healthcare. We also look for financial oversight experience, financial community experience and a good reputation with the financial community; business management experience and the potential to succeed top management in the event Board intervention is necessary on an unexpected basis; business contacts, business knowledge and influence that may be useful to our businesses and product lines; and knowledge about our industries and technologies. We believe that all of our directors should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform and carry out all director duties in a responsible manner. Each director must also represent the interests of all stockholders.

When seeking new director candidates, the Nominating Committee will consider potential candidates for directors submitted by Board members, members of our management and our stockholders, and does not evaluate candidates differently based upon the source of the nominee. The Nominating Committee has engaged Egon Zehnder International, an executive and director search firm, to help identify and evaluate potential candidates for additional members of the Board. In early 2012, Egon Zehnder provided the Nominating Committee with potential candidates that met guidelines established by the Board and assisted the Nominating Committee in assessing the qualifications of candidates. Mr. Reinhardt was one of the candidates identified by Egon Zehnder.

All of the nominees, R. Andrew Eckert, Mark R. Laret and Erich R. Reinhardt, are now members of the Board. In connection with the appointment of Mr. Reinhardt to the Board in August 2012, and Mr. Wilson to the Board in September 2012, the Board increased the size of the Board from nine to eleven directors. The term of John Seely Brown, who has been a director since 1998, will expire at the Annual Meeting and the Board has approved a reduction in the size of the Board from eleven to ten directors, to be effective immediately prior to the Annual Meeting.

The individuals named as proxyholders will vote your proxy for the election of the three nominees unless you direct them to withhold your vote. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute.

Set forth below are the names and ages of these nominees and the other continuing directors, the years they became directors, their principal occupations or employment for at least the past five years, the names of other public companies for which they serve as a director or have served as a director during the past five years. Also set forth are the specific experience, qualifications, attributes or skills that led our Nominating Committee to conclude that each person should serve as a director. All of our directors have held high-level positions in companies and have experience in dealing with complex issues. We believe that each is an individual of high character and integrity and has the ability to exercise sound judgment.

Nominees for Election for a Three-Year Term Ending with the 2016 Annual Meeting

• R. Andrew Eckert

Age 51, a director since 2004. Chief Executive Officer of CRC Health Corporation (a provider of substance abuse treatment and adolescent youth services) since January 2011. Previously, managing director of Symphony Technology Group (a private equity firm) from October 2009 to January 2011. From October 2005 to May 2009, Chief Executive Officer and President of Eclipsys Corporation (a healthcare information management software provider). From 2004 to 2005, Chief Executive Officer of SumTotal Systems, Inc. (an enterprise software provider). From 2002 to 2004, Chief Executive Officer of Docent Inc. (an enterprise software provider that was acquired by SumTotal Systems). Previously, Chairman and Chief Executive Officer of ADAC Laboratories (a medical imaging company) from 1997 to 2001. Mr. Eckert has served on the board of directors of Eclipsys Corporation in the past five years.

We believe Mr. Eckert’s qualifications to serve as a director include his extensive experience obtained over 15 years of serving as an executive officer of several public companies, including a medical imaging company and healthcare information management company, as well as his deep knowledge of operational, financial, strategic planning, product development and marketing matters. Mr. Eckert also brings to the Board his experience in serving on the board of directors of several public companies in the healthcare industry.

• Mark R. Laret

Age 58, a director since 2007. Chief Executive Officer of University of California, San Francisco Medical Center since April 2000. Chief Executive Officer of University of California, Irvine Medical Center from 1995 to March 2000. Mr. Laret is on the board of directors of Nuance Communications, Inc. (a provider of voice and language solutions).

We believe Mr. Laret’s qualifications to serve as a director include his in-depth knowledge of the healthcare industry and hospital operations, and managed care industry. His service as chief executive officer of leading medical institutions has provided him with experience in strategic planning, finance, financial management of hospital and physician practice, medical education and clinical research, and business turnaround. Mr. Laret also brings to the Board his experience in serving on the board of directors of another public company in the technology sector.

• Erich R. Reinhardt

Age 66, a director since August 2012. Retired. Chairman of the Board of Directors of Medical Valley Europäische Metropolregion Nürnberg E.V., a national center of excellence for scientific medical technology in Germany. Former Advisor to the Chief Executive Officer of Siemens AG from May 2008 to March 2011 and President and Chief Executive Officer of Siemens Healthcare (formerly Siemens Medical Solutions, a supplier to the healthcare industry) from 1994 to April 2008.

We believe Mr. Reinhardt’s qualifications to serve as a director include his extensive experience in the medical device and healthcare industry. His service as a manager and executive in a leading international healthcare company has provided him with significant operational and international experience. Mr. Reinhardt also brings to the Board his experience in serving on the board of directors of a private healthcare company, a hospital and a research institute in Germany.

Directors Continuing in Office Until the 2014 Annual Meeting

• Susan L. Bostrom

Age 52, a director since 2004. Former Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs of Cisco Systems, Inc. (a networking equipment provider) from January 2006 to January 2011. From February 2000 to January 2006, Senior Vice President of Cisco Systems, taking on responsibility for Worldwide Government Affairs in October 2002 and becoming Chief Marketing Officer in January 2006. From 1998 to February 2000, Vice President of the Internet Business Solutions Group at Cisco Systems. Ms. Bostrom is a director of Cadence Design Systems, Inc. (an electronic design company).

We believe Ms. Bostrom’s qualifications to serve as a director include her extensive experience and leadership roles at one of the world’s leading technology companies, as well as her knowledge of marketing, government affairs, public policy, and developing trends in networking and new media such as virtual collaboration, social media and information exchanges. She also brings to the Board her experience in serving on the board of directors of a public technology company, a hospital, a university and a private company, as well as service on the advisory board for two educational institutions and a private company.

• Richard M. Levy

Age 74, a director since 1999. Our Chairman of the Board since February 2003 and Chief Executive Officer from April 1999 to February 2006. Our President from April 1999 to August 2005. Previously, our Executive Vice President responsible for our medical systems business from 1990 to April 1999. Mr. Levy was a director of Pharmacyclics, Inc. during the past five years.

We believe Mr. Levy’s qualifications to serve as a director include the leadership and management experience he gained during more than 40 years as an employee, manager, officer, President and Chief Executive Officer and director of our Company. He has deep knowledge of our history, strategies, technologies and culture, and the medical industry in general. Mr. Levy also brings to the Board his experience in serving on the board of directors of several hospitals and another public company.

• Venkatraman Thyagarajan

Age 66, a director since 2008. Retired. Former Senior Vice President and Area Director for GlaxoSmithKline Asia Pacific (a global pharmaceutical company) from January 2003 to April 2008. From January 2001 to December 2002, Vice President for South Asia for GlaxoSmithKline Asia Pacific and Managing Director of GlaxoSmithKline Pharmaceuticals Ltd. (an Indian pharmaceutical company). Mr. Thyagarajan is Vice Chairman of the Board of Directors of GlaxoSmithKline Pharmaceuticals Ltd. and a director of Tata Consultancy Services Ltd. (an Indian software company).

We believe Mr. Thyagarajan’s qualifications to serve as a director include his extensive knowledge of the global healthcare industry gained over four decades of working in different parts of the world, including Europe, Asia Pacific, India, the Middle East and Africa. He has significant operational, financial, marketing and senior management experience in one of the world’s leading pharmaceutical companies. Mr. Thyagarajan also brings to the Board his experience in serving on the board of directors and the audit committee and compensation committee of other public companies.

• Dow R. Wilson

Age 53, a director since September 2012. Our President and Chief Executive Officer since September 2012. Our Corporate Executive Vice President and Chief Operating Officer from October 2011 through September 2012 and Corporate Executive Vice President and President, Oncology Systems from August 2005 through September 2011. Our Corporate Vice President and President, Oncology Systems from January 2005 to August 2005. Prior to joining our Company in January 2005, Mr. Wilson served in various senior management positions within General Electric (a diversified industrial company). Mr. Wilson is on the board of directors of Saba Software, Inc. (an e-learning software provider).

We believe Mr. Wilson’s qualifications to serve as a director include his deep knowledge of our business, strategy and technology, which he has gained through serving as President of our Oncology Systems business and Chief Operating Officer before becoming our President and Chief Executive Officer. Mr. Wilson had already gained significant knowledge of the medical and healthcare industries, both with the United States and internationally, while serving in management positions at General Electric. This combined executive management experience at two large, global organizations has provided him with critical insights to the operational requirements of a company with worldwide reach, knowledge of corporate and business unit strategies, and operational expertise. He also brings to the Board his experience serving on the board of directors and as the lead director of another public company.

Directors Continuing in Office Until the 2015 Annual Meeting

• Timothy E. Guertin

Age 63, a director since 2005. Our Vice Chairman of the Board since September 2012. Our Chief Executive Officer from February 2006 through September 2012 and President from August 2005 through September 2012. Our Chief Operating Officer from October 2004 to February 2006. Our Corporate Executive Vice President from October 2002 to August 2005 and President of our Oncology Systems business unit from 1992 to January 2005. Our Corporate Vice President from 1992 to 2002. Mr. Guertin is on the board of directors of Teradyne, Inc. (a supplier of electronics test equipment) and Kinetic Concepts, Inc. (a medical technology company).

We believe Mr. Guertin’s qualifications to serve as a director include his deep knowledge of our management structure, strategy and users of our technology, which he has gained over more than 30 years with our Company. His service in various leadership roles, including President of our Oncology Systems business before becoming our President and Chief Executive Officer, has given Mr. Guertin extensive knowledge of radiation producing technologies, software controls and safety measures, as well as broad experience in product development, regulatory, marketing, financial and operational matters. Mr. Guertin also brings to the Board his experience in serving on the board of directors of a public company, a medical technology company, several medical, healthcare and technology industry organizations and as a director and chairman of the board of directors of TechAmerica (a nationwide technology trade association). He also serves on the corporate council of the American Society for Radiation Oncology (“ASTRO,” a professional society of radiation oncology clinicians).

• David J. Illingworth

Age 59, a director since August 2011. Retired. Former Chief Executive Officer of Smith & Nephew plc (a global medical devices company) from July 2007 until April 2011. From 2002 until July 2007, Chief Operating Officer and division president at Smith & Nephew. Prior to joining Smith & Nephew, served in various senior management roles, including President of XL Vision, Inc., Chairman and Chief Executive Officer of VidaMed, Inc., President of Nellcor Puritan Bennett LLC, and Managing Director, Asia/Pacific for GE Medical Systems. Mr. Illingworth served as a director of Smith & Nephew in the past five years.

We believe Mr. Illingworth’s qualifications to serve as a director include his in-depth knowledge of the medical technology industry. His service as an executive of various medical technology companies has provided him with extensive experience in sales, operations and general management not only in the United States but also in the United Kingdom and Asia. Mr. Illingworth also brings to the Board his experience in serving on the board of directors of another public medical device company.

• Ruediger Naumann-Etienne

Age 66, a director since 2003. Owner and Managing Director of Intertec Group (an investment company specializing in the medical technology field) since 1989. Chairman of the Board of Directors of Cardiac Science Corporation (a provider of cardiology products) from 2006 to 2010, having previously been Vice-Chairman from 2005 to 2006 and Chairman of Quinton Cardiology Systems, one of its predecessor companies, from 2000 to 2005. From 1993 to 1999, Chairman of the Board of Directors of OEC Medical Systems (a provider of interoperative imaging solutions, acquired by General Electric Company). Mr. Naumann-Etienne is a director of Encision Inc. (a provider of laparoscopic surgery instruments) and IRIDEX Corporation (a provider of light-based medical systems and delivery devices) and was a director of BioRad Laboratories, Inc. in the past five years.

We believe Mr. Naumann-Etienne’s qualifications to serve as a director include experience working in the medical device business for nearly three decades, and working with a leading electronics company for a decade, in senior business and finance executive roles. Mr. Naumann-Etienne has extensive experience with finance and mergers and acquisitions, as well as international experience, having lived and worked in Europe and Latin America. He is fluent in four languages. Mr. Naumann-Etienne also brings to the Board his experience in serving as chief executive officer, Chairman or director, and a member of the nominating and compensation committees, of a number of public medical device companies.

Governance of the Corporation

Corporate Governance

We are committed to strong corporate governance, and have adopted policies and practices that comply with or exceed the NYSE listing requirements and the Exchange Act. These policies and practices include:

•	The Board has adopted clear corporate governance policies articulated in our Corporate Governance Guidelines, which includes basic director duties and responsibilities.

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A majority of the Board members are independent of the Company and our management. The definition of “independent” is included in our Corporate Governance Guidelines, which can be found through the “Corporate Governance” link on the Investors page on our website at www.varian.com.

•	All members of our key Board committees—the Audit Committee, the Compensation and Management Development Committee (the “Compensation Committee”) and the Nominating Committee—are independent.

•	The Board has appointed a “lead” non-employee director. As described below, Mr. Eckert has served in the capacity of lead director since February 2012.

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The Board has adopted a policy under which an incumbent director in an uncontested election who is elected by a plurality but does not receive the majority of the votes cast is obligated to offer his or her resignation to the Board.

•	The Board has also adopted a Code of Business Ethics applicable to all of our employees, including the executive officers, and to our directors.

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We have hotlines for employees to report concerns regarding ethics and financial matters, including accounting, internal controls and audit concerns, and the Audit Committee has established procedures for anonymous submission of these matters.

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The Board has adopted a policy regarding conflicts of interest and “related-person transactions” under which potential conflicts of interest and related-person transactions must be reviewed and pre-approved by the Nominating Committee. The Nominating Committee has determined that certain categories of transactions are pre-approved under this policy. Please refer to the discussion under “Certain Relationships and Related Transactions” for more information on this policy and the related procedures.

•	The Board conducts an annual self-assessment on its effectiveness and the effectiveness of each of its committees.

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Directors are expected to attend all stockholder meetings, and all current directors except Mr. Reinhardt, who was not a director at the time, Ms. Bostrom and Mr. Brown attended our 2012 Annual Meeting of Stockholders.

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The Board has adopted a guideline for director retirement that provides that no director may serve on the Board for more than four consecutive three-year terms (starting with terms commencing in the year 2000) or 12 years, whichever is longer. This limitation may be extended for one term upon approval by the Board.

•	Our Corporate Governance Guidelines state that the Nominating Committee should consider recommending a new member to each committee every three years.

•	The Board has adopted a recoupment policy to recover certain incentive payments made to executives in the event of a restatement of our financial statements.

•	We did not renew our stockholders’ rights plan when it expired in December 2008.

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The Board encourages director continuing education through a mix of in-house and third-party presentations and programs. The Nominating Committee is charged with tracking director continuing education. We pay or reimburse directors for expenses associated with attending these continuing education events. A majority of our directors participated in in-house continuing director education in fiscal year 2012.

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The annual cycle of agenda items for Board and committee meetings reflects Board and committee requests and changing business and legal issues. The Board receives regularly scheduled presentations from our finance and legal departments and major business units and operations. The Board’s and committees’ annual agenda includes, among other items, our long-term strategic plans, periodic reports on progress against long-term strategic plans, emerging and disruptive technologies, potential acquisition or investment targets, review of risks relevant to our business, capital projects and evaluation of the Chief Executive Officer and management and Board succession.

Director Independence

The Board has determined that Ms. Bostrom, Mr. Brown, Mr. Eckert, Mr. Illingworth, Mr. Laret, Mr. Naumann-Etienne, Mr. Reinhardt and Mr. Thyagarajan are “independent” for purposes of the NYSE listing requirements and under our Corporate Governance Guidelines. Each of Mr. Levy, our Chairman of the Board, Mr. Guertin, our Vice Chairman, and Mr. Wilson, our President and Chief Executive Officer, is an employee and therefore not “independent.” The Board considered transactions and relationships, both direct and indirect, between each director (and his or her immediate family) and the Company and its subsidiaries and affirmatively determined that none of Ms. Bostrom, Mr. Brown, Mr. Eckert, Mr. Illingworth, Mr. Laret, Mr. Naumann-Etienne, Mr. Reinhardt or Mr. Thyagarajan has any material relationship, either direct or indirect, with us other than as a director and stockholder.

Mr. Laret is employed as Chief Executive Officer of and has a relative that is also employed by UCSF Medical Center. In connection with a research agreement, we paid UCSF approximately $22,500 in fiscal year 2010. In addition, we paid to UCSF and one of its departments approximately $10,500 and $10,000 in matching charitable donations in fiscal years 2011 and 2010, respectively. The Board determined that these amounts are immaterial and that Mr. Laret does not have any relationship that is inconsistent with a determination that he is independent, and is therefore “independent” for purposes of the NYSE listing requirements and under our Corporate Governance Guidelines.

Additionally, Ms. Bostrom serves as an outside director of a hospital and a university, and Mr. Brown is a visiting scholar at a university, that are customers of ours. The Board has determined that these relationships are immaterial and are not inconsistent with a determination that these directors are “independent” for purposes of the NYSE listing requirements and under our Corporate Governance Guidelines.

Board Meetings

The Board met six times in fiscal year 2012. Four of these Board meetings included executive sessions of either the independent directors or the non-management directors, or both, with Mr. Levy presiding at meetings of the non-management directors and Mr. Eckert presiding at meetings of the independent directors. We have four standing committees of the Board: the Audit Committee, the Compensation Committee, the Nominating Committee and the Executive Committee. Each current director attended at least 75% of the total Board meetings and meetings of the committees on which they served that were held in fiscal year 2012 during the time each served as a director. Directors are encouraged to attend meetings of committees on which they do not serve as members. However, each of the Audit Committee, the Compensation Committee and the Nominating Committee regularly hold executive sessions of only the committee members or non-management directors.

Board Leadership Structure

The Board has adopted Corporate Governance Guidelines designed to promote the functioning of the Board and its committees. These Guidelines address Board composition, Board functions and responsibilities, qualifications, leadership structure, committees and meetings.

Our Corporate Governance Guidelines do not indicate a particular Board structure, and the Board is given the flexibility to select its Chairman and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairman and the Chief Executive Officer may be filled by one individual or two. The Board has currently determined that having Mr. Levy serve as Chairman and Mr. Wilson serve as Chief Executive Officer is in the best interests of the stockholders. We currently separate the roles of Chief Executive Officer and Chairman in recognition of the differences between the two roles as they are presently defined. The Chief Executive Officer is responsible for setting our strategic direction and for our day-to-day leadership and performance, while the Chairman provides guidance to the Chief Executive Officer and leads the Board. In addition, because Mr. Levy is not “independent” within the meaning of the NYSE listing standards, our Corporate Governance Guidelines call for one of the directors who is independent to serve as the “lead director.” The lead director is responsible for leading meetings of the independent directors, serves as a liaison between independent directors and the Chairman (and between the directors and the Chief Executive Officer), and has the prerogative of calling, with due notice, a meeting of the full Board and/or an executive session of the Board consisting exclusively of the non-management or independent directors. Our Board has designated Mr. Eckert as our lead independent director. Mr. Eckert has taken an active leadership role on our Board and has gained extensive knowledge of our business and history since becoming a director in 2004. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Board Committees and Committee Meetings

Each of our standing committees has a written charter approved by the Board that clearly establishes the committee’s roles and responsibilities. Copies of the charters for the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating Committee, as well as our Corporate Governance Guidelines and Code of Business Ethics, can be found through the “Corporate Governance” link on the Investors page on our website at www.varian.com. Please note that information on, or that can be accessed through, our website is not part of the proxy soliciting materials, is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, and, except for information filed by the Company under the cover of Schedule 14A, is not deemed to be proxy soliciting materials.

Audit Committee: The Audit Committee performs the following principal functions:

•	Oversees our accounting and financial reporting process and audits of financial statements.

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Assists the Board in oversight and monitoring of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of our internal audit function and of the independent registered public accounting firm and (v) the principal risk exposures facing the corporation that are related to financial statements, legal, regulatory and other similar matters, as well as the corporation’s related mitigation efforts.

•	Prepares the Audit Committee Report included in our proxy statement.

•	Reviews and approves our foreign exchange exposure management policy, including but not limited to entering swaps thereunder and the exemption of swaps from any execution and clearing requirements.

•	Reports to the Board the results of its monitoring and recommendations.

•	Provides to the Board any additional information and materials as the committee may determine is necessary to make the Board aware of significant financial matters requiring the Board’s attention.

The members of the Audit Committee are Mr. Naumann-Etienne (Chair), Mr. Eckert, Mr. Illingworth, Mr. Laret and Mr. Thyagarajan. The Audit Committee met 12 times in fiscal year 2012. Each member of the Audit Committee meets the additional requirements regarding independence for Audit Committee members under the NYSE listing requirements. The Board has determined that Mr. Naumann-Etienne is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act based upon his experience as the chief financial officer and principal accounting officer of Diasonics, Inc. between 1984 and 1987 and as group controller for Texas Instruments Inc. between 1982 and 1984, and his formal education represented by his doctorate degree in international finance from the University of Michigan. The Board has determined that Mr. Eckert is an “audit committee financial expert” based upon his experience as the chief executive officer of Eclipsys Corporation from 2005 to 2009, of SumTotal Systems Inc. from 2004 to 2005, of Docent, Inc. from 2002 to 2004, and of ADAC Laboratories from 1997 to 2001, as well as other business experience, and his formal education represented by his Masters in Business Administration from the Stanford Graduate School of Business. The Board has also determined that Mr. Illingworth, Mr. Laret and

Mr. Thyagarajan are financially literate based upon each of their familiarity with financial statements and, for Mr. Laret, his experience as chief executive officer of UCSF Medical Center, and Mr. Illingworth, his experience as chief executive officer of Smith & Nephew plc.

Compensation and Management Development Committee: The Compensation Committee performs the following principal functions:

•	Discharges the Board’s responsibilities relating to compensation of our executive officers.

•	Evaluates our compensation plans, policies and programs for executive officers and recommends the establishment of policies dealing with various compensation and employee benefit plans.

•	Administers our stock and cash incentive plans.

•	Provides advice on management development matters that have major implications for the growth, development and depth of our management team, including reviewing succession plans.

•	Reviews and discusses with management and recommends to the Board whether the disclosures under “Compensation Discussion and Analysis” should be included in our proxy statement.

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Assesses, at least annually, the risks associated with our compensation policies, and reports to the Board and the Audit Committee whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

The Compensation Committee determines all compensation for our executive group. Before making decisions on compensation for each of the executives other than the CEO, the Compensation Committee reviews with our CEO each individual’s performance and accomplishments over the prior year. Except for his own position, our CEO makes recommendations to the Compensation Committee about base salary increases, any changes to the incentive plan target awards and the amount of equity awards for each executive. However, the Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits. The Compensation Committee meets alone with its independent advisors to develop and establish a proposal for CEO pay. This proposal is also reviewed with the other independent members of the Board.

To independently assist and advise the Compensation Committee, the Compensation Committee has for a number of years retained Frederic W. Cook, & Co., Inc. (“FWC”). Additionally, beginning in February 2006, the Compensation Committee retained the services of Wilson Sonsini Goodrich & Rosati (“WSGR”) to provide independent legal guidance on executive compensation matters. The engagement of FWC is exclusively with the Compensation Committee, which has sole authority to retain and terminate any compensation consultant or other advisor that it uses. FWC has no relationship with the Company or management except as it may relate to performing services on behalf of the Compensation Committee. WSGR performs limited legal services for the Company, and the amounts associated with these services are immaterial. The Compensation Committee has assessed the independence of these persons pursuant to SEC rules and concluded that no conflict of interest exists that would prevent them from independently representing the Compensation Committee.

Typically, on an annual basis, FWC reviews and analyzes our executive compensation programs, compensation strategy and effectiveness of pay delivery. FWC provides market information on compensation trends and practices and makes recommendations to the Compensation Committee based on competitive data. FWC advises the Compensation Committee chair on agenda items for Compensation Committee meetings, reviews management proposals and is available to perform special projects at the Compensation Committee chair’s request. FWC and WSGR also periodically provide the Compensation Committee with updates on regulatory and legislative developments pertaining to executive compensation and compensation committee governance. FWC provides analyses and recommendations that inform the Compensation Committee’s decisions, but does not decide or approve any compensation actions. As needed, the Compensation Committee also consults with FWC and WSGR on program design changes.

The members of the Compensation Committee are Ms. Bostrom (Chair), Mr. Eckert, Mr. Illingworth and Mr. Naumann-Etienne. The Compensation Committee met eight times in fiscal year 2012. In addition to being independent, each member of the Compensation Committee is a “non-employee director” for purposes of the Exchange Act and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Nominating and Corporate Governance Committee: The Nominating Committee performs the following principal functions:

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Develops and recommends to the Board corporate governance principles, including our Corporate Governance Guidelines, Code of Business Ethics and policy regarding conflicts of interest and related person transactions.

•	Identifies and recommends to the Board potential nominees to the Board, including stockholder suggestions.

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Reviews with the Board annually the independence, skills and characteristics of all individual members and the skills and characteristics of the Board as a whole in determining whether to recommend incumbent directors for re-election.

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Evaluates and makes recommendations to the Board concerning the size of the Board, the appointment of directors to Board committees, the qualifications of committee members and the selection of Board committee chairs.

•	Oversees the annual review of director independence and evaluation of the Board’s performance.

The members of the Nominating Committee are Mr. Laret (Chair), Mr. Brown and Mr. Thyagarajan. The Nominating Committee met four times in fiscal year 2012.

Executive Committee: The Executive Committee performs the following principal functions:

•	Acts on matters when a meeting of the full Board is impracticable.

•	Has all the powers of the Board except those powers reserved by law to the full Board.

The members of the Executive Committee are Mr. Levy (Chair), Mr. Eckert and Mr. Naumann-Etienne. The Executive Committee did not meet in fiscal year 2012.

Director Stock Ownership Guidelines

To align the Board’s interests with the interests of our stockholders, the Board has adopted stock ownership guidelines for its members. The guidelines state that each director should own shares of common stock (including Deferred Stock Units) with a value at least equal to five times his or her applicable annual retainer fee. Directors who were first appointed or elected to the Board after February 2004 must achieve the guideline within five years after such appointment or election. At the end of fiscal year 2012, all directors met the guidelines or were within the allowed time frame for meeting the guidelines. Under our insider trading policy, purchases on margin and the buying and selling of puts and calls of Company securities, while not legally prohibited, are discouraged and require advance consultation with our legal department.

The Board’s Role in Risk Oversight

Our Company faces a number of risks, including operational, economic, financial, legal, regulatory and competitive risks. Our management is responsible for the day-to-day management of the risks we face. While our Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee, Compensation Committee and Nominating Committee responsible for monitoring and reporting on the material risks associated with their respective subject matter areas.

The Board’s role in our risk oversight process includes receiving regular reports from members of senior management, as well as external advisors such as FWC, WSGR and PricewaterhouseCoopers LLP, on areas of material risk to us, including operational, economic, financial, legal, regulatory and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) receives these reports from those responsible for the relevant risk in order to enable it to understand our risk exposures and the steps that management has taken to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee generally provides a summary to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory and other matters, as well as related mitigation efforts. The Compensation Committee assesses, at least annually, the risks associated with our compensation policies. See also “Compensation of the Named Executive Officers and Directors—Relationship Between Compensation Plans and Risk.” The Nominating and Corporate Governance Committee assists the Board in oversight of risks that we have relative to compliance with corporate governance standards.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE NOMINEES.

PROPOSAL TWO

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background to the Advisory Vote

Under an amendment to the Exchange Act adopted by Congress as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), stockholders are able to vote to approve, on an advisory (non-binding) basis no less frequently than once every three years, the compensation of the named executive officers (an “Advisory Vote on Compensation”). We submitted both our first Advisory Vote on Compensation and an advisory vote on how frequently such a vote would occur to our stockholders at our 2011 Annual Meeting of Stockholders. At that meeting, stockholders showed significant support for an annual vote. As a result, our Compensation Committee and Board submitted an Advisory Vote on Compensation at the 2012 Annual Meeting of Stockholders and are again submitting for the vote of stockholders at the Annual Meeting an Advisory Vote on Compensation in connection with the executive officers named in this Proxy Statement (the “NEOs”). In both prior votes, stockholders holding in excess of 90% of the shares that voted cast their votes for approval of the compensation. As described more fully in the “Compensation of the Named Executive Officers and Directors” section of this Proxy Statement, including the “Compensation Discussion and Analysis” and the related tables and narrative, we design our executive compensation program to reward, retain and attract executives in order to support our business strategy; achieve our short and long-term goals; and provide continued success for our customers, stockholders, employees and communities. At the core of our executive compensation program is our pay-for-performance philosophy that links competitive levels of compensation to achievements of our overall strategy and business goals, as well as individual performance. We believe our compensation program is strongly aligned with the interests of our stockholders and sound corporate governance principles.

Our Compensation Program

We urge you to read the “Compensation of the Named Executive Officers and Directors—Compensation Discussion and Analysis” section of this Proxy Statement and the tables and narrative for the details on our executive compensation, including the fiscal year 2012 compensation of our NEOs. Highlights of our executive compensation programs include the following:

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We target total compensation (consisting of base salary, annual cash incentives and long-term incentive grant values) for executives between the median and 75th percentile of our competitive peer group.

•	A significant portion of our executives’ total compensation is considered by us to be “at risk.”

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NEOs may receive long-term equity awards subject to long-term vesting requirements. We believe these awards ensure that a significant portion of the executives’ compensation is tied to long-term stock price performance and therefore align our executives’ interests with those of our stockholders. Our long-term incentive awards comprise of a balance of stock options, restricted stock units and performance-based units which we describe in further details later in this proposal.

•	Executive perquisites are limited and we do not provide tax gross-ups for imputed income on executive perquisites.

•	The Compensation Committee has adopted guidelines under which officers are expected to hold a significant amount of our common stock to align their interests with those of our stockholders.

•	Each of our executive officers is employed at will and is expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team.

We believe the compensation program for the NEOs has been instrumental in helping us achieve strong financial performance despite demanding circumstances in a challenging global economy. Our revenues for fiscal year 2012 were $2.8 billion, up 8% from fiscal year 2011. Net earnings per diluted share from continuing operations for fiscal year 2012 climbed to $3.76, up 9% from $3.44 in fiscal year 2011. Net orders in fiscal year 2012 increased over fiscal year 2011 in our Oncology Systems, X-ray Products and Varian Particle Therapy businesses. We ended fiscal year 2012 with a $2.8 billion backlog, a 12% increase from the end of fiscal year 2011.

Our fiscal year 2012 financial performance, along with the individual performance of our executive officers, were key factors in determining variable compensation for fiscal year 2012, including the following:

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Earnings before interest and taxes (“EBIT”), net orders and revenues are the key financial performance measures in determining our NEO’s annual cash incentives. These measures provide a balance between a “top line” (e.g., in using net orders and revenues – an example of financial measures before costs and expenses are considered) and “bottom line” (e.g., in using EBIT – an example of a financial measure that incorporates “top line” results plus costs and expenses) approach to measuring our annual performance. During fiscal year 2012, net orders and revenues grew 6% and 8%, respectively, over fiscal year 2011, and EBIT from continuing operations grew 1% in fiscal year 2012 over fiscal year 2011. Despite solid top line financial performance in fiscal year 2012, our achievement fell below our pre-established performance targets for the year and therefore resulted in the payment of annual cash incentive awards below target levels for our NEOs.

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Base salaries were adjusted modestly by three percent in fiscal year 2012 for Mr. Guertin, Ms. Finney and Mr. Kluge to keep such base salaries competitive with external peers. Mr. Wilson, who was promoted to Corporate Executive Vice President and Chief Operating Officer, received a 10% raise, and Ms. Kennedy, who was promoted to Corporate Senior Vice President and President, Oncology Systems, received a 25% raise. The promotional increases for Mr. Wilson and Ms. Kennedy were intended to bring the compensation of each to a level that was considered appropriate for their new roles.

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In early fiscal year 2012, the Compensation Committee implemented performance-based equity awards as part of our long-term incentive program. The new performance-based awards vest at the end of a three-year period based on growth in average diluted earnings per share (“EPS”) from continuing operations, as adjusted to reflect our total stockholder return relative to our peer group. By linking our long-term incentives to these important Company and market metrics, we hope to more closely align our NEO’s incentives with the long-term interests of our stockholders. The equity awards that were made to NEOs in November 2011 consist of approximately one-third each in value of stock options, full-value shares (i.e., restricted stock units) and performance-based units.

The Compensation Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs.

Based on the above, we request that you indicate your support for our executive compensation philosophy and practices, by voting in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion, is hereby APPROVED.

As an advisory vote, the vote on Proposal Two is not binding upon us. Nonetheless, the Compensation Committee, which is responsible for designing and administering our executive compensation program, and the Board value the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Selection of the Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to perform the audit of our financial statements for fiscal year 2013, and we are asking you and other stockholders to ratify this appointment. Since 1962, PwC or its predecessors has been our independent accounting firm, first as Lybrand, Ross Bros. & Montgomery from 1962 until 1972, then as Coopers & Lybrand from 1972 to 1997, and subsequently as PwC from 1998 to the present.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Additionally, the Audit Committee also noted that our PwC engagement audit partner is subject to regular rotation and the most recent rotation occurred in fiscal year 2013. As a matter of good corporate governance, the Board, upon recommendation of the Audit Committee, has determined to submit to stockholders for ratification the appointment of PwC. In the event that a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Four does not ratify this appointment of PwC, the Audit Committee will review its future appointment of PwC.

We expect that a representative of PwC will be present at the Annual Meeting and that representative will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally requested annually and any pre-approval is detailed as to the particular service, which must be classified in one of the four categories of services. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC.

Principal Accountant Fees and Services

The following is a summary of the fees billed or to be billed to us by PwC for professional services rendered for the fiscal years ended September 28, 2012 and September 30, 2011:

Fee Category	Fiscal Year 2012	Fiscal Year 2011
Audit Fees	$3,446,259	$3,256,389
Audit-Related Fees	346,821	215,759
Tax Fees	801,888	738,032
All Other Fees	27,400	29,160

Total Fees	$4,622,368	$4,239,340

Audit Fees.    Consist of fees billed for professional services rendered for the annual audit of our consolidated financial statements (as well as the related attestation report on the Company’s internal control over financial reporting) and review of the interim consolidated financial statements included in Form 10-Q Quarterly Reports and services that PwC normally provides in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include consultations concerning financial accounting and reporting standards and accounting consultations in connection with acquisitions.

Tax Fees.    Consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, tax planning, consulting and assistance on business restructuring and tax advice on mergers and acquisitions. Tax compliance fees were approximately $342,000 and $302,000 in fiscal years 2012 and 2011, respectively. All other tax fees were approximately $460,000 and $436,000 in fiscal years 2012 and 2011, respectively.

All Other Fees.    Consist of fees for products and services other than the services reported above. All Other Fees for fiscal years 2012 and 2011 were related to (1) the application of financial accounting and reporting standards to specific operational matters and (2) other attestations to ensure regulatory compliance.

The Audit Committee determined that PwC’s provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that PwC provided in fiscal years 2012 and 2011 in accordance with the pre-approval policy discussed above.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) consists of the five directors whose names appear below. Each member of the Audit Committee meets the definition of “independent director” and otherwise qualifies to be a member of the Audit Committee under the New York Stock Exchange listing requirements.

The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter. The Audit Committee reviews its charter at least annually, and did so in the November 2012 Audit Committee meeting.

As required by the charter, the Audit Committee reviewed the Company’s financial statements for fiscal year 2012 and met with management, as well as with representatives of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and discussed with members of PricewaterhouseCoopers LLP its independence from management and the Company.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited financial statements for fiscal year 2012 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2012.

Furthermore, in connection with the standards for independence promulgated by the Securities and Exchange Commission, the Audit Committee reviewed the services provided by PricewaterhouseCoopers LLP, the fees the Company paid for these services, and whether the provision of the services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee deemed that the provision of the services is compatible with maintaining that independence.

The Audit Committee has selected PricewaterhouseCoopers LLP to be the Company’s independent registered public accounting firm for fiscal year 2013. In doing so, the Audit Committee considered the results from its review of PricewaterhouseCoopers LLP’s independence, including (a) all relationships between PricewaterhouseCoopers LLP and the Company and any disclosed relationships or services that may impact their objectivity and independence, (b) their performance and qualification as an independent registered public accounting firm and (c) the fact that the PricewaterhouseCoopers LLP engagement audit partner is rotated on a regular basis as required by applicable laws and regulations. As a matter of good corporate governance, the Audit Committee has determined to submit its appointment of PricewaterhouseCoopers LLP to the stockholders for ratification. In the event that a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter do not ratify this appointment, the Audit Committee will review its future appointment of PricewaterhouseCoopers LLP.

Ruediger Naumann-Etienne (Chair)

R. Andrew Eckert

David J. Illingworth

Mark R. Laret

Venkatraman Thyagarajan

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

This table shows as of December 1, 2012: (1) the beneficial owners of more than five percent of our common stock and the number of shares they beneficially owned based on information provided in their most recent filings with the SEC; and (2) the number of shares each director, each nominee for director, each named executive officer and all directors, nominees for director and executive officers as a group beneficially owned, as reported by each person. Except as otherwise indicated, the address of each is 3100 Hansen Way, Palo Alto, California 94304. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted, each person has sole voting and investment power over the shares shown in this table. For each individual and group included in the table below, the percentage ownership is calculated by dividing the number of shares beneficially owned by the person or group by the sum of the 108,999,524 shares of common stock outstanding on December 1, 2012 plus the number of shares of common stock that the person or group had the right to acquire on or within 60 days after December 1, 2012.

	Amount and Nature of Common Stock Beneficially Owned
	Number of Shares Beneficially Owned	Percent of Class
Stockholders
The Vanguard Group, Inc. (1)	6,174,445	5.66%
100 Vanguard Blvd.
Malvern, PA 19355
Harris Associates L.P. (2)	5,911,600	5.42%
(Harris Associates, Inc.)
Two North La Salle Street, Suite 500
Chicago, IL 60602-3790

Directors, Nominees for Director and Executive Officers
Susan L. Bostrom (3)	17,322	*
John Seely Brown (4)	34,263	*
R. Andrew Eckert (5)	33,817	*
Timothy E. Guertin (6)	1,013,517	*
David J. Illingworth (7)	6,158	*
Mark R. Laret (8)	29,671	*
Richard M. Levy (9)	315,907	*
Ruediger Naumann-Etienne (10)	22,671	*
Erich R. Reinhardt	—	*
Venkatraman Thyagarajan (11)	21,555	*
Dow R. Wilson (12)	453,020	*
Elisha W. Finney (13)	384,771	*
Kolleen Kennedy (14)	15,116	*
Robert H. Kluge (15)	217,600	*
All directors, nominees for director and executive officers as a group (16 persons) (16)	2,611,670	2.35%

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the shares of common stock outstanding at December 1, 2012.

(1)	Based on a Schedule 13G/A filed February 10, 2012, The Vanguard Group, Inc. has sole power to vote 161,240 of these shares, sole power to dispose of 6,013,205 of these shares and shared power to dispose of 161,240 shares.

(2)	Based on a Schedule 13G/A filed February 14, 2012, Harris Associates L.P. and its General Partner, Harris Associates, Inc., have sole power to vote and sole power to dispose of all of these shares.

(3)	Amount shown includes 10,000 shares that may be acquired under exercisable stock options. Also includes 4, 671 Deferred Stock Units that have vested but that are subject to deferred distribution.

(4)	Amount shown includes 18,000 shares that may be acquired under exercisable stock options. Also includes 4, 671 Deferred Stock Units that have vested but that are subject to deferred distribution.

(5)	Amount shown includes 23,000 shares that may be acquired under exercisable stock options. Also includes 4, 671 Deferred Stock Units that have vested but that are subject to deferred distribution.

(6)	Amount shown includes 891,665 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2012. Also includes 83,332 shares held in a trust of which Mr. Guertin is the trustee.

(7)	Amount shown includes 5,000 shares that may be acquired under exercisable stock options. Also includes 1,158 Deferred Stock Units that have vested but that are subject to deferred distribution.

(8)	Amount shown includes 25,000 shares that may be acquired under exercisable stock options. Also includes 4, 671 Deferred Stock Units that have vested but that are subject to deferred distribution.

(9)	Amount shown includes 265,000 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2012. Also includes 50,907 shares held in a trust of which Mr. Levy is co-trustee with his wife, as to which voting and investment powers are shared with Mr. Levy’s wife.

(10)	Amount shown includes 18,000 shares that may be acquired under exercisable stock options. Also includes 4, 671 Deferred Stock Units that have vested but that are subject to deferred distribution.

(11)	Amount shown includes 15,000 shares that may be acquired under exercisable stock options. Also includes 4, 671 Deferred Stock Units that have vested but that are subject to deferred distribution.

(12)	Amount shown includes 412,318 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2012.

(13)	Amount shown includes 348,222 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2012. Also includes 22,126 shares held in a trust of which Ms. Finney is co-trustee with her husband, as to which voting and investment powers are shared with Ms. Finney’s husband.

(14)	Amount shown includes 3,189 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2012.

(15)	Amount shown includes 189,389 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2012.

(16)	Amount shown includes 2,257,816 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2012 and 157,793 shares held in trusts, including those described in footnotes 6, 9 and 13.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe that all persons subject to reporting filed the required reports on time in fiscal year 2012.

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about the fiscal year 2012 compensation program of our named executive officers (“NEOs”), which include the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other most highly compensated executive officers in a particular year. For fiscal year 2012, our NEOs were:

•	Timothy E. Guertin, President and CEO

•	Elisha W. Finney, Corporate Executive Vice President, Finance and CFO

•	Dow R. Wilson, Corporate Executive Vice President and Chief Operating Officer

•	Kolleen T. Kennedy, Corporate Senior Vice President and President, Oncology Systems

•	Robert H. Kluge, Corporate Senior Vice President and President, X-ray Products

Effective at the end of fiscal year 2012, Mr. Guertin stepped down as our President and CEO and Mr. Wilson assumed both titles. Mr. Guertin has continued as a non-executive employee and has become Vice Chairman of our Board. See “Compensation of Directors” for a description of Mr. Guertin’s compensation as a non-executive employee.

Executive Summary

Fiscal Year 2012 Financial Performance

We finished fiscal year 2012 on a strong note despite demanding circumstances in a challenging global economy. Our revenues for fiscal year 2012 were $2.8 billion, up 8% from fiscal year 2011. Net earnings per diluted share from continuing operations for fiscal year 2012 climbed to $3.76, up 9% from $3.44 in fiscal year 2011. Net orders in fiscal year 2012 increased over fiscal year 2011 in our Oncology Systems, X-ray Products and Varian Particle Therapy businesses. We ended fiscal year 2012 with a $2.8 billion backlog, a 12% increase from the end of fiscal year 2011. Below are some key highlights for the year:

•

In our Oncology Systems business, net orders in fiscal year 2012 increased 7% over fiscal year 2011 and revenues in fiscal year 2012 rose 8% over fiscal year 2011. Our TrueBeam platform for radiotherapy and radiosurgery has continued to be a major driver for our growth in markets around the globe. Through the end of fiscal year 2012, we had received orders for more than 645 TrueBeam systems since its introduction in the second quarter of fiscal year 2010 and had approximately 330 systems installed or in progress.

•

In our X-Ray Products business, in fiscal year 2012 both net orders and revenues increased by 5% over fiscal year 2011. Our X-Ray Products business saw new products introduced in the second half of fiscal year 2012 begin to contribute to growth in net orders and revenues in the fourth quarter of fiscal year 2012.

•

In our “Other” category, which is comprised of our Security and Inspection Products business, the Varian Particle Therapy business and the Ginzton Technology Center, net orders for fiscal year 2012 rose 7% over fiscal year 2011 to $216 million, including two proton therapy system orders totaling over $120 million. Other category revenues for fiscal year 2012 increased 18% over fiscal year 2011.

Fiscal Year 2012 Compensation

Our fiscal year 2012 financial performance, along with the individual performance of our executive officers, were key factors in determining compensation for fiscal year 2012, including the following:

•

EBIT, net orders and revenues are the key financial performance measures in determining our NEO’s annual cash incentives. These measures provide a balance between a “top line” (e.g., in using net orders and revenues—an example of financial measures before costs and expenses are considered) and “bottom line” (e.g., in using EBIT—an example of a financial measure that incorporates “top line” results plus costs and expenses) approach to measuring our annual performance. During fiscal year 2012, net orders and revenues grew 6% and 8%, respectively, over fiscal year 2011, and EBIT from continuing operations grew 1% in fiscal year 2012 over fiscal year 2011. Despite solid top line financial performance in fiscal year 2012, our achievement fell below our pre-established performance targets for the year and therefore resulted in the payment of annual cash incentive awards below target levels for our NEOs.

•

Base salaries were adjusted modestly by three percent in fiscal year 2012 for Mr. Guertin, Ms. Finney and Mr. Kluge to keep such base salaries competitive with external peers. Mr. Wilson, who was promoted to Corporate Executive Vice President and Chief Operating Officer, received a 10% raise, and Ms. Kennedy, who was promoted to Corporate Senior Vice President and President, Oncology Systems, received a 25% raise. The promotional increases for Mr. Wilson and Ms. Kennedy were intended to bring the compensation of each to a level that was considered appropriate for their new roles.

•

In early fiscal year 2012, the Compensation Committee implemented performance-based equity awards as part of our long-term incentive program. The new performance-based awards vest at the end of a three-year period based on long-term growth in EPS as adjusted for the performance of our common stock against the total stockholder return (“TSR”) of our peer group. By linking our long-term incentives to these important Company and market metrics, we hope to more closely align our NEOs’ incentives with the long-term interests of our stockholders. The equity awards that were made to NEOs in November 2011 consist of approximately one-third each in value of stock options, full-value shares (i.e., restricted stock units) and performance-based units.

Compensation Practices

Our executive compensation program contains many features considered best practices, including:

•	executive officers are employed at will without contractual severance protection other than pursuant to the change-in-control agreements described below;

•

a significant portion of our executive compensation is considered pay “at-risk” as it directly depends upon the achievement of both financial and individual performance goals and/or stock price appreciation;

•	executive perquisites are limited and we do not provide tax gross-ups for imputed income on executive perquisites;

•

under our stock ownership guidelines, officers are expected to hold a significant amount of our common stock to discourage them from taking a short-term view of performance or exposing us to excessive risk;

•	our equity incentive plan prohibits the repricing of stock options without stockholder approval;

•	incentive compensation paid to executives is subject to clawback in the event that our financial statements require restatement as a result of executive misconduct;

•	our succession plans are reviewed and actively discussed at least annually; and

•	we assess the risks associated with our compensation policies and programs annually.

Compensation Philosophy

We design our executive compensation program to reward, retain and attract executives in order to support our business strategy, achieve our short and long-term goals, and provide continued success for our customers, stockholders, employees and communities. We strive to pay competitively and appropriately based on individual performance and overall Company performance.

We provide competitive base salaries to our executives in recognition of their job responsibilities and consider individual work experience, knowledge and internal parity among peers when setting salary levels.

We target total direct compensation (“TDC”) (consisting of base salary, annual cash incentives and long-term incentive grant values) for executives between the median and 75th percentile of our competitive peer group to reflect our executives’ past performance, our growth targets and the high cost of living in the geographic location of our headquarters.

The Compensation Committee structures cash compensation for executives so that a significant portion is at-risk under the annual cash incentive plan, also known as the Management Incentive Plan (“MIP”). The 2012 MIP pool available for senior executives was based on fiscal year 2012 EBIT, with 80% of the potential payout based on total-Company and business unit financial performance measures and 20% based on other measures, including non-financial qualitative measures. For our NEOs in fiscal year 2012, bonus opportunities under the MIP ranged from 65% to 115% of annual base salary at target achievement.

Moreover, we believe that a significant portion of TDC should be tied to our stock performance so executives’ interests are closely aligned with those of stockholders. This provides incentives for our executives to work for long-term profitable growth that will ultimately enhance stockholder returns without exposing us to excessive risk. Accordingly, each executive is expected to own a substantial number of shares of our common stock. In prior years, our equity compensation program consisted of stock option and restricted stock unit (“RSU”) grants vesting over three-or-more years. In fiscal year 2012, we introduced a performance-based unit (“PSU”) award to the mix of equity-based awards.

Role of the Compensation and Management Development Committee

The Compensation Committee oversees developing and administering our executive compensation program, including the underlying philosophy and related policies, and provides advice to the Board on matters related to executive development, including leading the Board’s evaluation of CEO performance and approving succession plans for the CEO and other select executives.

The Compensation Committee determines all compensation for our executive group, which for fiscal year 2012 was comprised of our executive officers (as defined in the Exchange Act rules), all other corporate officers and other executive-level employees who directly report to the CEO, and the CEO’s direct executive staff whose base salaries exceeds $400,000 annually. In fiscal year 2012, this group was comprised of 20 individuals. The Compensation Committee’s responsibilities include reviewing and establishing base salaries and incentive opportunities, equity compensation, executive perquisites and any other form of compensation. The Compensation Committee also reviews our CEO’s compensation with the other independent directors. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits.

Both an external, independent legal advisor and an external, independent compensation consultant have been retained by the Compensation Committee.

Elements of Executive Compensation Program

The direct compensation of our executives is comprised of three principal elements: (1) base salary, (2) annual cash incentives and (3) long-term incentives, including equity and equity-based awards. We also provide perquisites of relatively limited value for the convenience of our executives so that their time can be most effectively directed toward Company matters. The Compensation Committee, as part of its evaluation of the overall compensation of each NEO, reviews these elements individually and total compensation as a whole and compares each against competitive compensation data.

Base Salaries: Base salaries for our executives are determined by the Compensation Committee based upon the following qualitative and quantitative factors:

•	job level, responsibilities and experience,

•	individual performance,

•	competitive benchmarking and internal equitability, and

•	the objective of targeting TDC for our executives between the median and 75th percentile.

Base salaries are designed to be a lesser proportion of TDC than our executives’ targeted at-risk compensation (i.e., annual cash incentive and equity or equity-based pay). The proportion of at-risk compensation rises as an employee’s level of responsibility and influence on business-related outcomes increases. Annual base salary increases, for all executives are based on the analysis provided by the Compensation Committee’s independent consultant and, except in the case of the CEO, recommendations by the CEO to the Compensation Committee. Please refer to the discussion under “—Determining Executive Compensation—Base Salary” below for more information. The effective date of any increase in an executive’s base salary is generally on or about January 1 of each year.

Annual Cash Incentives: The MIP provides annual performance-based cash incentives to reward the achievement of corporate and/or specific business unit financial and non-financial goals. The Compensation Committee, working with management, establishes performance goals for the MIP in the first quarter of the fiscal year.

Long-term Incentives, Including Equity Awards: Equity and equity-based awards are provided to our executives under the stockholder-approved Varian Medical Systems, Inc. Third Amended and Restated 2005 Omnibus Stock Plan (the “Third Amended Stock Plan”) and predecessor plans. Such long-term incentive awards are designed to reward stockholder value creation, align executives’ interests with those of the stockholders and retain outstanding talent, all at a reasonable cost to stockholders. Prior to fiscal year 2012, long-term incentives for executives have been primarily awarded in the form of stock options and full-value awards (e.g., RSUs), in the ratio of three options to one full value share. In fiscal year 2012, the Compensation Committee implemented PSU awards as part of the long-term incentive program. The PSU awards vest at the end of a three-year period based on long-term growth in EPS as adjusted for the performance of our common stock against the TSR of our peer group. The fiscal year 2012 awards to NEOs consisted of approximately one-third each in value of stock options, RSUs and PSUs.

Other Compensation and Perquisites: Our executives are eligible to participate in our nonqualified Deferred Compensation Plan (“DCP”). In addition to allowing our NEOs to defer portions of their compensation, the DCP allows us to make discretionary supplemental retirement contributions (“Company Supplemental Contributions”) beyond what we can contribute to participants’ 401(k) retirement accounts due to Internal Revenue Code limitations. Please refer to the narrative discussion following the Nonqualified Deferred Compensation Table in this Proxy Statement for more information about the DCP. The DCP is intended to promote retention by providing both for Company Supplemental Contributions and a tax-efficient long-term savings opportunity.

Our use of perquisites is limited. The perquisites include: use of a Company-leased vehicle; reimbursement of expenses for financial and tax planning up to $6,500 per year (except for the CEO who has no limit); and reimbursement for annual medical examinations up to $4,000 per year. We believe that these limited benefits generally allow our executives to work more efficiently and, in the case of financial and tax planning services, help them optimize the value received from our compensation and benefits programs. The costs of these perquisites constitute only a small percentage of the executives’ overall compensation (amounting to approximately 2.4 percent for the NEOs as a group in fiscal year 2012).

In addition, we allow and include in the executive’s compensation, as applicable, aircraft use attributable to permitted spousal use of the fractionally owned aircraft for business purposes and spousal travel on commercial airplanes deemed valuable and appropriate for business purposes. We do not permit our executives to use the Company’s fractionally owned aircraft for purely personal trips.

We permit executives to participate in compensation and benefit programs generally available to all other U.S. employees, such as:

•

Employee Incentive Plan (“EIP”). The EIP is a Company-wide incentive plan through which eligible employees may receive award payouts denominated in number of hours—from 0 hours to 120 hours (based on a 40-hour work week), with 60 hours being the annual target achievement level (please refer to the discussion under “—Non-Equity Incentive Plan Compensation” after the Grants of Plan-Based Awards Table). The performance targets under the EIP are the same as the corporate financial goals under the MIP;

•	Employee Stock Purchase Plan;

•	401(k) Retirement Program; and

•	Medical, dental, supplemental life and disability insurance programs.

Total Direct Compensation: When we evaluate the elements of compensation of our executives in light of the competitive data, we group the elements into two categories:

•	Annual base salary plus non-equity incentive compensation (i.e., MIP and EIP, based on target participation levels for the fiscal year), the sum of which we call total cash compensation (“TCC”).

•

TCC plus grant date fair values of long-term equity awards (e.g., stock options and full-value stock awards), the sum of which we call TDC. Other elements of NEO compensation (such as perquisites) are not included in our TDC formula but are reviewed and approved by the Compensation Committee.

Determining Executive Compensation

In determining executive compensation for fiscal year 2012, the Compensation Committee assessed our overall performance against pre-defined financial metrics, our stock-price performance, achievement of non-financial qualitative goals and peer and market performance during the same period. The Compensation Committee also reviewed management’s business plans and financial budgets and projections, including analyzing the difficulty of achieving them. Our executive compensation philosophy has historically based a substantial portion of executive compensation on achieving financial performance and business goals to align executives’ interests with those of stockholders as described in more detail below.

Before making decisions on compensation for each of the executives, the Compensation Committee reviews with our CEO each individual’s performance and accomplishments during the prior year. Except for his own position, the CEO makes recommendations to the Compensation Committee about base salary increases, any changes to the incentive plan target awards and, if equity or equity-based awards are to be made, the amount of such awards for each executive. The Compensation Committee takes into account the CEO’s recommendations, external market data and each executive’s performance, as reviewed with the CEO, as well as internal equity within the Company. Additionally, the Compensation Committee considers the retention value of any existing unvested equity awards that each executive has prior to determining annual equity grants. The Compensation Committee meets in executive session with its independent advisors to develop and establish a proposal for CEO pay. This proposal is also reviewed with the other independent directors.

The Compensation Committee annually evaluates our CEO’s performance. In doing so, our Compensation Committee chair gathers evaluations from the Chairman of the Board, other independent directors, certain members of the CEO’s direct reports and a self assessment by the CEO. The resulting information is reviewed by the full Board (exclusive of the CEO) in executive session to provide a basis for determining CEO compensation as well as for providing constructive feedback to the CEO.

To independently assist and advise the Compensation Committee, the Compensation Committee retains FWC as its independent compensation consultant. Additionally, the Compensation Committee retains the services of WSGR to provide independent legal guidance on executive compensation matters. The Compensation Committee conducts a formal evaluation of its legal advisor and compensation consultant annually.

Generally, on an annual basis, FWC reviews and analyzes our executive compensation program, compensation strategy and effectiveness of pay delivery. FWC provides market information on compensation trends and practices and makes recommendations to the Compensation Committee based on competitive data. FWC advises the Compensation Committee chair on agenda items for Compensation Committee meetings, reviews management proposals and performs special projects at the Compensation Committee chair’s request. FWC and WSGR also periodically provide the Compensation Committee with updates on regulatory and legislative developments pertaining to executive compensation and compensation committee governance. FWC provides analyses and recommendations that assist the Compensation Committee in making decisions, but does not decide or approve any compensation actions. As needed, the Compensation Committee also consults with FWC and WSGR on program design changes.

Competitive Benchmarks: Typically, FWC annually evaluates and makes recommendations regarding the peer companies that we use for competitive comparisons of our executive and non-employee director compensation. In fiscal year 2012, our peer group remained the same as fiscal year 2011. It consisted of 15 other medical, healthcare or scientific equipment manufacturing companies selected from our SIC industry classification, the common stock of which was publicly traded. In selecting our peer group from major labor and/or capital competitors, the Compensation Committee looks for companies that have (1) revenues and market-capitalization values that are roughly no more than four times and no less than one-third of ours; and (2) roughly similar growth and performance potential, as measured by the following metrics (computed over one-year and three-year periods): diluted earnings per share growth, EBIT growth, revenue growth and TSR.

The peer group companies are as follows:

Beckman Coulter, Inc.	Hospira, Inc.	ResMed Inc.
Becton Dickinson and Company	IDEXX Laboratories, Inc.	St. Jude Medical, Inc.
C.R. Bard, Inc.	Intuitive Surgical, Inc.	Stryker Corporation
Edwards Life Sciences LLC	Alere, Inc.	Thermo Fisher Scientific Inc.
Hologic Inc.	Kinetic Concepts, Inc.	Zimmer, Inc.

Because both Beckman Coulter, Inc. and Kinetic Concepts, Inc. were recently acquired, they will not be included as peer companies in the future.

Internal Pay Equity: The Compensation Committee considers internal pay equity when determining our CEO’s compensation. The following metrics were noted for fiscal years 2012, 2011 and 2010. Only TCC is shown for fiscal year 2011 as we did not make equity or equity-based awards to our NEOs in fiscal year 2011.

	Using “Target” Non-Equity Incentive Compensation Data
	Total Cash Compensation (1)		Total Direct Compensation (4)
Fiscal Year	CEO vs. Second Highest Paid Executive (2)	CEO vs. Average NEO (3)	CEO vs. Second Highest Paid Executive (2)	CEO vs. Average NEO (3)
2012	1.60	2.11	1.75	2.52
2011	1.75	2.32	—	—
2010	1.68	2.24	1.97	2.70

	Using “Actual” Non-Equity Incentive Compensation Data
	Total Cash Compensation (5)		Total Direct Compensation (6)
Fiscal Year	CEO vs. Second Highest Paid Executive (2)	CEO vs. Average NEO (3)	CEO vs. Second Highest Paid Executive (2)	CEO vs. Average NEO (3)
2012	1.53	2.03	1.74	2.52
2011	1.74	2.55	—	—
2010	1.73	2.31	1.97	2.70

(1)	TCC = Salary (reported in the Summary Compensation Table) + Non-equity Incentive Compensation (i.e., MIP and EIP, based on target participation levels for the stated fiscal year).

(2)	The “Second Highest Paid Executive” in fiscal years 2012, 2011 and 2010 was Mr. Wilson. The analyses excluded the special cash payments made to Mr. Wilson in fiscal year 2010 as part of a $1.6 million total cash payment pursuant to his offer letter dated September 17, 2004 (reported in the “Bonus” column of the Summary Compensation Table).

(3)	“Average NEO” represents relevant compensation of the NEOs, excluding the CEO.

(4)	TDC = TCC (as described in footnote 1) and the grant date fair value of equity and equity-based awards (reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table).

(5)	TCC = Salary (reported in the Summary Compensation Table) + Non-equity Incentive Plan Compensation (i.e., MIP and EIP based on actual amounts earned using data from the Summary Compensation Table).

(6)	TDC = TCC (as described in footnote 5) and the grant date fair value of equity and equity-based awards (reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table).

Compensation At-Risk and Focus on Long-Term Performance

We believe that there should be a strong relationship between pay and performance (both financial results and stock price), and our executive compensation program reflects this belief. In particular, MIP and equity or equity-based awards typically represent a significant portion of our executive compensation program and this variable compensation is considered “at-risk” because it directly depends upon the achievement of pre-established goals, primarily financial, but also qualitative, and upon stock price appreciation:

•

Annual cash incentives—paid under the MIP and EIP—are intended to link executive rewards to total-Company and business unit performance upon achieving pre-determined short-term financial targets and individual goals.

•

The exercise price of stock options granted under our equity incentive plans is equal to the fair market value of our common stock on the date of grant, so the options will yield value to the executive only if the stock price appreciates.

•

New PSU awards are tied to long-term growth in EPS, as adjusted for the performance of our common stock against the TSR of our peer group, over a three-year period so that our executives’ reward is tied to both absolute performance and our performance relative to our peer group.

•

Full-value awards (in the form of RSUs) remain a component of the executive’s equity awards, equating to approximately one-third of the value of each NEO’s equity awards. The Compensation Committee believes that this element provides a strong retention component to our overall compensation program.

The following chart illustrates for each NEO the allocation of fiscal year 2012 target TDC between base salary, cash incentives and equity compensation elements. Additionally, the chart shows for each NEO the allocation between long-term incentives—stock options, RSUs and PSUs—and short-term components—base salary, MIP and EIP. All elements, except base salary, are considered at risk:

(1)	At-risk compensation.

(2)	Data from the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table.

(3)	MIP and EIP are based on target participation levels for fiscal year 2012.

We believe that the long-term performance is the most important measure of our success, as we manage our operations and business affairs for the long-term benefit of our stockholders. Accordingly, not only is our executive compensation program weighted towards variable, at-risk pay, but we also emphasize incentives that are dependent upon long-term corporate performance and stock price appreciation.

Fiscal Year 2012 Salary, Annual Incentive and Long-Term Incentive Decision

Base Salaries and Total Cash Compensation: The Compensation Committee annually reviews the base salaries of the executive group in the context of the competitive median and 75th percentile of our peer group and target and actual TCC. The Compensation Committee considers a number of factors when reviewing and setting base salaries for the NEOs, including individual performance, level of responsibility, experience, the relationship between base salaries paid to other executives and competitive market data. The Compensation Committee approved the following 2012 base salary increases:

Name	2011 Base Salary (effective December 25, 2010 to December 23, 2011)	2012 Base Salary (effective December 24 2011)	% Increase
Timothy E. Guertin	$924,963	$952,711	3%
Elisha W. Finney	$540,800	$557,024	3%
Dow R. Wilson	$630,240	$693,264	10%
Kolleen T. Kennedy	$400,408	$500,000	25%
Robert H. Kluge	$424,360	$437,091	3%

•

The Compensation Committee approved a 10% promotional increase, effective October 1, 2011, for Mr. Wilson in connection with his promotion to Corporate Executive Vice President and Chief Operating Officer.

•

The Compensation Committee approved a 25% promotional increase, effective October 1, 2011, for Ms. Kennedy in connection with her promotion to Corporate Senior Vice President and President, Oncology Systems.

•

These increases and the increases of the other NEOs and the resulting total target cash compensation placed the compensation of each NEO between the median and the 75th percentile of the competitive data.

Annual Cash Incentives: On November 15, 2011, the Compensation Committee set the performance goals for fiscal year 2012 under the MIP for the NEOs and certain other executives. The annual cash incentives under the MIP for our executive officers (including the NEOs) are intended to comply with the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code. For fiscal year 2012, the Compensation Committee established a pool of funds equal to 1.25% of our fiscal year 2012 EBIT results (the “MIP Bonus Pool”) to be available for annual cash incentives under the MIP to the executive officers. The Compensation Committee retained negative discretion to pay each of these executives less than their corresponding maximum share of the MIP Bonus Pool. The maximum amount for each executive officer was the lesser of two times the target participation level of each executive under the MIP or a specified percentage of the MIP Bonus Pool (as listed below).

For fiscal year 2012, the Compensation Committee determined to base 80% of each MIP award on achievement of total-Company and business unit financial performance and 20% on other measures, including non-financial, qualitative measures generally unique to each NEO. As the financial performance measures, the Compensation Committee selected growth in EBIT (40% weight), net orders (20% weight) and revenues (20% weight). EBIT growth is a traditional measure of “bottom line” growth that has been used with the MIP and is closely followed by our investors. The other two measures are “top-line” growth measures (i.e., financial measures before any costs and expenses are considered) that we have also used previously. The Compensation Committee felt that it was important for us to continue to focus on profit and earnings, but that the remaining emphasis should be obtaining orders for and completing the sale of our products. In connection with establishing performance goals for fiscal year 2012, the Compensation Committee first reviewed and discussed with both management and the full Board our business plan and its key underlying assumptions, expectations and uncertainties under existing and anticipated market conditions, and the opportunity to generate stockholder value. The Compensation Committee attempted to set goals for fiscal year 2012 which, in the opinion of the Compensation Committee, were relatively difficult and required a performance level that was better than prior year.

EBIT, revenues and net orders were calculated for purposes of the MIP in accordance with pre-established rules, generally in accordance with the determinations of these measures in our SEC filings. The Compensation Committee did, however, exclude the following items from the calculation of EBIT for purposes of establishing the MIP Bonus Pool and for calculating the three financial performance measures:

•	Results from acquisitions made during the fiscal year, if any;

•	Performance associated with discontinued operations; and

•

The following one-time non-recurring charges to the extent each individual item is greater than 1% of pre-tax operating income: any single legal contingent liability or settlement with third parties, restructuring charges relating to acquisitions made during the prior year, reverse divestures, all (external and incremental) transaction costs associated with acquisitions during the performance period, new accounting pronouncements requiring companies to restate prior and/or current year financial statements, impairment charges associated with goodwill, long-lived assets and investments, and costs (net of savings) associated with unplanned reductions in force.

In addition, given the unique structure and value of each order for a proton therapy system, the Compensation Committee excluded Varian Particle Therapy business net orders from the calculation of net orders growth, but provided that each such order booked would contribute 5% to the actual net orders achievement percentage. So, for example, if the net order growth percentage had been 5%, which resulted in an achievement percentage of 60% against this metric, and we had booked two proton therapy system orders, the adjusted achievement percentage would be 70% (60% plus 5% for each of the two proton therapy system orders).

There is no payout for achievement below or at threshold performance. At target performance the payout percentage is 100% of target payout and at maximum the payout percentage is 200% of the payout percentage for target performance. The payout percentage for the financial performance goals were not linear from threshold-to-target levels and from target-to-maximum levels. The slopes of each curve and the placements of the inflection points were uniquely designed to take into account the varying degrees of difficulty to achieve the results. In order to attain any payout under the MIP in fiscal year 2012, with the exception of the threshold level for growth in total Company EBIT, we had to achieve growth over fiscal year 2011. Payouts with respect to the 90% to 100% achievement range were designed to broadly align to the range of our fiscal year 2012 financial outlook that we provided in our October 27, 2011 earnings press release. Payouts with respect to the 0% to 85% achievement range and the 120% to 200% achievement range generally carried a steeper slope than payouts with respect to the 85% to 120% achievement range. The steeper slope in the 0% to 85% achievement range was intended to drive performance above the 85% level and to meet or exceed our financial outlook. The steeper slope in the 120% to 200% achievement range was intended to reward for performance that was considered difficult to very difficult to achieve.

The remaining 20% of each potential MIP award related to that NEO’s achievement of qualitative goals which varied by individual. There was no weighting assigned to achieving or failing to achieve any of such goals, with the determination of any payment for an individual’s performance versus such goals left to the discretion of the Compensation Committee. The Compensation Committee took into consideration assessments and recommendations from the CEO relative to achieving the pre-defined qualitative goals by the NEOs (with the exception of the CEO himself). The maximum individual actual awards for the NEOs are capped at the lower of 200% of the target award or a specified percentage of the MIP Bonus Pool (as listed below).

The weighting of total-Company and individual business units’ financial performance and individual non-financial qualitative performance under the MIP for fiscal year 2012 was as follows:

Name	Total Company Financial Goals	Oncology Systems Financial Goals (business unit)	X-ray Products Financial Goals (business unit)	Individual Non-Financial (Qualitative) Performance
Timothy E. Guertin	80%			20%
Elisha W. Finney	80%			20%
Dow R. Wilson	80%			20%
Kolleen T. Kennedy	40%	40%		20%
Robert H. Kluge	40%		40%	20%

The Compensation Committee assigned each of our executives a target and maximum payout at the beginning of the fiscal year, expressed as a percentage of his or her base salary, as well as a maximum expressed as a percentage of the MIP Bonus Pool. The target incentives were established after evaluating job responsibilities, pay equity among the executive group and competitive market data of TCC. Based on these considerations, the Compensation Committee determined that the existing target percentage participation levels under the MIP continued to be appropriate for Mr. Guertin, Ms. Finney and Mr. Kluge and therefore no changes were made. In connection with their promotions, the Compensation Committee increased Mr. Wilson’s target percentage from 80% to 85% and Ms. Kennedy’s target percentage from 50% to 75%.

	Target	Maximum (the lesser of the following)
Name	As a % of base salary	As a % of base salary	As a % of MIP Bonus Pool
Timothy E. Guertin	115%	230%	34%
Elisha W. Finney	80%	160%	14%
Dow R. Wilson	85%	170%	18%
Kolleen T. Kennedy	75%	150%	12%
Robert H. Kluge	65%	130%	9%

The Compensation Committee’s application of negative discretion was based on the following:

•

Annualized base salary as of fiscal year-end times the annual target participation level (expressed as a % of base salary) times the sum of the (weight of each performance goal times achievement against that performance goal).

The fiscal year 2012 financial performance goals for the MIP and the actual results are shown below:

Total Company	Threshold (or Minimum Performance (1)	Target (100% Achievement) (2)	Maximum Performance	Fiscal Year 2012 Results
EBIT Growth	(0.7%)	11.8%	21.7%	1.5%
Revenue Growth	1.7%	11.3%	17.6%	7.9%
Net Orders Growth	0.9%	9.0%	15.3%	5.2	%(3)

Oncology Systems
EBIT Growth (4)	2.0%	9.7%	16.2%	1.2%
Revenue Growth	2.0%	9.1%	14.7%	8.3%
Net Orders Growth	2.0%	9.0%	14.0%	6.7%

X-Ray Products
EBIT Growth (4)	3.0%	11.2%	20.5%	9.8%
Revenue Growth	3.5%	11.3%	19.0%	3.6%
Net Orders Growth	4.0%	12.9%	23.0%	3.2%

(1)	Any achievement at or below threshold performance would result in zero MIP payout for that element.

(2)	Target growth rates for EBIT and revenue were generally in line with the fiscal year 2012 financial outlook.

(3)	As discussed earlier, the Compensation Committee excluded Varian Particle Therapy business net orders from the calculation of net order growth, but provided that each such order booked would contribute 5% to the actual net orders achievement percentage in increments of 5%. The effect of the inclusion of $124 million of orders to equip two proton therapy centers—one in Russia and the other in Saudi Arabia—increased the MIP payouts to the NEOs by approximately 2%. Including the financial impact of these orders, our total-Company net orders in fiscal year 2012 grew 6% over fiscal year 2011.

(4)	Performance targets excluded allocation of corporate expenses to better reflect true business results. Allocation of corporate expense for business unit is generally determined based on a fixed percent of the business unit sales revenue.

The remaining 20% of each potential fiscal year 2012 MIP award was determined based on individual, non-financial qualitative performance. Although Mr. Guertin submitted recommendations with respect to each of the other NEOs, the determination of the amount of this component of the MIP was left to the discretion of the Compensation Committee. The achievement of qualitative performance goals by each NEO included the following:

Mr. Guertin, President and CEO and Mr. Wilson, Corporate Executive Vice President and Chief Operating Officer:

•	Grew total-Company revenue by 8% and EPS by 12%.

•	Strengthened presence in Brazil, Russia, India and China (BRIC countries), including adding distribution channels and new leadership.

•	Entered into a strategic global partnership with Siemens Healthcare to advance clinical capabilities and offerings in radiotherapy and radiosurgery.

•	Booked two proton therapy system orders, totaling $124 million.

•	Restructured several parts of the Company to support long-term functional growth.

•	Continued our focus on compliance, including faster response time to customers.

Ms. Finney, Corporate Executive Vice President, Finance and CFO:

•	Issued timely and accurate financial statements, with strong internal controls over financial reporting.

•	Continued our focus on operational excellence by implementing financial and other enterprise systems around the world to maximize efficiency and enhance compliance.

•	Successfully restructured global finance team and transitioned in new leaders as part of succession planning.

•	Published the Company’s first Corporate Social Responsibility report, detailing the Company’s policies and achievements in extending care, protecting resources and helping to save lives.

Ms. Kennedy, Corporate Senior Vice President and President, Oncology Systems:

•	Drove orders and revenue growth of 7% and 8%, respectively, in the Oncology Systems business.

•	Successfully implemented several product quality improvement and cost reduction initiatives to drive operational excellence.

•	Strengthened Oncology Systems management team succession planning. Restructured several key functional organizations.

•	Enhanced our product innovation pipeline.

Mr. Kluge, Corporate Senior Vice President and President, X-ray Products:

•	Drove growth in both orders and revenue by 5%, primarily attributable to growth internationally, in the X-ray Products business.

•	Increased X-Ray Products gross margins by 10% (or 1.9 percentage points) over fiscal year 2011, partially due to improved quality costs for the flat panel products.

•	Enhanced and continued to drive product and technology roadmap and strategy for X-ray Products.

In fiscal year 2012, target, maximum and actual payouts, based on the total-Company financial performance, business unit financial performance (if applicable) and individual performance, including the Compensation Committee’s discretionary adjustment under the MIP for our NEOs were as follows:

Name	Target Participation Level (% of Base Salary)	Threshold Payout	Maximum Payout—200% target (1)	Target Payment (if 100% target performance achieved)	Fiscal Year 2012 Payment (based on actual performance)
Timothy E. Guertin	115%	$0	$2,191,235	$1,095,618	$717,019
Elisha W. Finney	80%	$0	$891,238	$445,619	$273,807
Dow R. Wilson	85%	$0	$1,178,549	$589,274	$403,325
Kolleen T. Kennedy	75%	$0	$750,000	$375,000	$257,599
Robert H. Kluge	65%	$0	$568,218	$284,109	$164,818

(1)	Based on maximum for each NEO, calculated as twice their target participation level, which amount for fiscal year 2012 was lower than each NEO’s specified percentage of the MIP Bonus Pool.

For comparison purposes, the following table shows the historical pattern of MIP targets and payouts over the last five years.

Achievement against Target Levels (expressed in %):	FY 2008		FY 2009		1st-Half of FY 2010 (1)		2nd-Half of FY 2010 (1)		FY 2011 (1)		FY 2012		Blended (last 5 years)
Total-Company		195%		76%		166%		113%		107%		49%	114%

	Target	Achieved	Target	Achieved	Target	Achieved	Target	Achieved	Target	Achieved	Target	Achieved
EBIT Growth:	13.4%	24.0%	11.6%	13.1%	2.6%	15.2%	7.9%	10.5%	9.3%	10.3%	11.8%	1.5%
Revenue Growth:	10.5%	17.9%	11.4%	7.0%			9.7%	6.8%	10.5%	10.2%	11.3%	7.9%
Net Orders Growth:	9.1%	14.5%	12.4%	3.4%			8.5%	13.2%	8.3%	11.2%	9.0%	5.2%
Return on Sales (2):					20.8%	22.6%

Oncology Systems		200%		122%		193%		82%		86%		44%	118%

	Target	Achieved	Target	Achieved	Target	Achieved	Target	Achieved	Target	Achieved	Target	Achieved
EBIT Growth:	10.2%	21.0%	10.2%	17.1%	4.6%	18.6%	3.2%	0.4%	11.9%	9.8%	9.7%	1.2%
Revenue Growth:	7.7%	16.1%	9.8%	7.5%			5.0%	1.3%	10.4%	8.6%	9.1%	8.3%
Net Orders Growth:	8.0%	14.3%	9.0%	1.1%			6.0%	13.1%	7.0%	8.3%	9.0%	6.7%
Return on Sales (2):					22.7%	24.9%

X-Ray Products		144%		42%		127%		189%		164%		47%	111%

	Target	Achieved	Target	Achieved	Target	Achieved	Target	Achieved	Target	Achieved	Target	Achieved
EBIT Growth:	15.2%	20.7%	18.8%	11.3%	13.4%	28.5%	15.0%	53.4%	6.1%	20.3%	11.2%	9.8%
Revenue Growth:	14.0%	18.6%	16.4%	8.7%			19.0%	31.2%	11.1%	16.4%	11.3%	3.6%
Net Orders Growth:	13.7%	23.5%	12.8%	0.7%			10.2%	20.0%	11.0%	15.3%	12.9%	3.2%
Return on Sales (2):					23.0%	24.0%

(1)	Fiscal year 2010 and fiscal year 2011 Oncology Systems and X-Ray Products EBIT growth included an allocation of corporate expenses. Excluding the corporation expenses, EBIT growth rate would have been higher.

(2)	Performance goal for first-half fiscal year 2010 only.

Our performance targets in fiscal year 2012 were challenging (particularly given how the market and economic conditions developed during the year). Despite our strong financial results for fiscal year 2012, our achievement fell below our pre-established performance targets and therefore resulted in below target level payout for fiscal year 2012. However, our overall performance over the last five years is still above target levels, as illustrated in the table above.

The following graph shows the correlation between total-Company achievement against MIP targets (expressed as a percentage of the target payouts) for each of the last five fiscal years and our stock price at the end of the fiscal year:

Long-Term Incentives: Annually, the Compensation Committee reviews the prevalence of the different grant types and equity award mixes among our peers, and the number of shares that are available for grant under our Third Amended Stock Plan and predecessor plans.

In determining the appropriate equity grants, the Compensation Committee reviews our share usage based on several methodologies: (1) the annual share usage, both gross and net of forfeitures (“run rate”), (2) potential dilution as a percentage of fully diluted shares outstanding (“overhang”) and (3) the aggregate expense of grants as a percent of total-Company market capitalization, both gross and net of forfeitures—the Stockholder Value Transfer Rate (“SVT”). The Compensation Committee compares all three of these rates to competitive practices of our peer group. Although the Compensation Committee mainly relies on SVT-related analyses in connection with examining prior year grant levels (in terms of the raw number of shares granted) to determine overall grant size, it continues to review our share usage relative to run rate and overhang of peers. While it is difficult to make precise comparisons of equity grants practices among companies because of their different capital structures and different business particulars, the Compensation Committee believes that these measurements need to be taken into account in order to ensure that our equity grant practices remain competitive with our peer group. Our most recent information from FWC indicated that through calendar year 2012, our gross share usage was approximately at the median level of our peer group. Our gross SVT was at the 75th percentile in calendar year 2012 because the peer levels had been declining year-over-year. As of June 29, 2012, our overhang from outstanding grants was below the 25th percentile of our peer group.

In addition, the Compensation Committee reviews the competitive three-year average allocation of SVT to each peer’s top-five NEOs at the median and 75th percentile. The Compensation Committee used this data, competitive grant values, relative pay equity considerations against other senior positions within the Company and individual performance, to determine the equity grants the Compensation Committee made to both executive and non-executive employees on November 11, 2011. Evidencing its commitment to move even more compensation at the senior levels to at-risk, performance-based compensation, PSUs were introduced in fiscal year 2012 as part of the grant mix.

The Compensation Committee’s practice is to make periodic grants of equity awards to eligible employees (including executive officers), which over the past three to four years have been in approximately 15- to 18-months intervals. We did not make any equity awards in fiscal year 2011, but made awards of stock options, RSUs and PSUs in early fiscal year 2012, at the November 2011 meeting of the Compensation Committee.

Set forth below are the number of stock options, RSUs and PSUs (at threshold, target and maximum levels) awarded to the NEOs on November 11, 2011:

	Option Awards	RSUs	Performance Units
Name	#	#	Threshold (#)	Target (#)	Maximum (#)
Timothy E. Guertin	100,000	30,416	0	27,883	41,824
Elisha W. Finney	33,334	10,139	0	9,295	13,942
Dow R. Wilson	53,293	16,209	0	14,859	22,288
Kolleen T. Kennedy	23,056	7,013	0	6,429	9,643
Robert H. Kluge	33,334	10,139	0	9,295	13,942

The first 33 1/3% of the stock options granted in November 2011 vest 12 months from the grant date and the remainder vest in equal monthly installments during the following 24-month period. The RSUs vest and are settled in equal amounts of shares of our common stock on November 21st of the first, second and third anniversaries of the date of grant. In both cases, a recipient must be employed by us throughout the vesting period for full vesting to occur, except in cases involving retirement, death or a change in control, where full or partial payouts are made depending on various circumstances.

The PSUs awarded on November 11, 2011 to the NEOs and certain other executives consist of the right to receive shares of common stock, based upon performance against pre-established performance metrics during a three-year performance period that ends at the end of fiscal year 2014. Target and maximum PSUs are provided, with the number of shares earned on account of performance at the end of the three-year performance period between threshold and target or between target and maximum determined in accordance with specified performance curves. There is no payout at or below threshold. The maximum is limited to 150% of the target PSUs. The PSUs will cliff-vest (i.e., 100% vests at one time) at the end of the three-year performance period provided the recipient is employed by us throughout the vesting period, except in cases involving retirement, death or change in control, where full or partial payouts are made depending on various circumstances.

The primary performance metric used to determine if and how many shares of our common stock are received pursuant to the PSUs is growth in fully diluted EPS from continuing operations, which is measured annually and averaged over the three fiscal years in the performance period. The secondary performance metric, which is applied as a modifier, is our relative TSR versus our peer group, measured annually using a 90-calendar day stock price average before the beginning and end of the three-year performance period. Based on market survey information, EPS (net income) and TSR were the most common performance metrics used in equity-based awards in the past few years. The Compensation Committee believed the advantages of selecting EPS growth included that it was a highly visible indicator of performance and it was already tracked by analysts as a measure of corporate performance. The Compensation Committee also believed pairing EPS with TSR supplied an external focus that complemented the internally focused EPS metric, directly aligning the executive’s interests with those of its stockholders (e.g., stock price return).

The Compensation Committee will exclude the following items in calculating fully diluted EPS from continuing operations:

•

Material change (defined as an impact of greater than or equal to three cents per share to EPS) in existing and/or new tax laws, unless the Company is required to restate a prior period included in the three-year performance period;

•

Any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in our quarterly and annual reports for the applicable year;

•	The effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results;

•

For any companies acquired during the three-year performance period, the impact is limited to 100% of the one-time acquisition costs and amortization expense of intangible assets in the entire three-year period, but only if the impact to earnings after taxes exceeds $1 million in any one year during the three-year performance period;

•	Unplanned legal settlements if the impact to EPS is greater than or equal to three cents per share.

The Compensation Committee will also exclude from the TSR calculation any of the companies in the peer group that are not publicly traded at the end of the three-year performance period as a result of being acquired (including through a going-private transaction).

In determining the appropriate level of equity awards, the Compensation Committee compares the relative positioning of the NEOs against competitive benchmarking data. Given our unique equity grant cycle (approximately 15- to 18-month intervals in the past three to four years), both annualized and annual long-term incentive values were considered in the comparison.

The equity awards granted in November 2011 for Mr. Guertin, Ms. Finney and Ms. Kennedy positioned them between the median and the 75th percentile of the competitive data for long-term incentive award value. Although awards granted to Mr. Wilson and Mr. Kluge positioned them above the 75th percentile of the competitive data for long-term incentive award value, the Compensation Committee considered that appropriate given each of their experience and contributions to the success of their respective business units.

Other Elements of Executive Compensation Program

Supplemental Retirement Contributions: In order to make retirement contributions that we cannot contribute to eligible participants’ qualified 401(k) retirement accounts due to Internal Revenue Code limitations, we make contributions to the DCP for our executives, including the NEOs, and other highly compensated U.S. employees. Contributions are calculated based on a pre-established formula. Please refer to the narrative discussion following the Nonqualified Deferred Compensation Table in this Proxy Statement for more information about these contributions. We believe this to be a competitive benefit and necessary to attract and retain high-quality executives. Because an element of these DCP contributions reflects cash incentive compensation (i.e., actual awards under the MIP and EIP), these contributions partially reflect the individuals’ achievement of performance goals.

Stock Ownership Guidelines: In May 2000, the Compensation Committee adopted the Varian Medical Systems Executive Stock Ownership Program (the “Stock Ownership Program”) to further align the interests of our officers with those of our other stockholders. The stock ownership guideline levels are based on the value of our common stock as multiples of base pay (i.e., number of shares multiplied by price per share divided by base salary) and have been revised upward since initial adoption. The multiples are set based upon each officer’s position, as follows:

Position	Stock Ownership as a Multiple of Current Base Salary
CEO	6x
Next four most highly compensated executive officers	3x
Other corporate officers	2x

Under this program, stock ownership includes stock owned by the officers, unvested restricted stock and RSUs, as well as stock they individually hold in their 401(k) retirement accounts. Unexercised stock options and unvested PSUs are not included for purposes of determining stock ownership under this program.

Ownership levels are expected to be achieved within the later of: (i) five years of first becoming an officer, (ii) three years of an amendment increasing ownership levels with respect to any increase (our last amendment occurred in August 2010 for the CEO), or (iii) three years of the date that the new ownership levels apply to such individual due to a change in position or becoming an NEO. One-third of the ownership level is expected to be achieved within two-and-one-half years after an individual becomes subject to the ownership level. Officers who have not yet reached their guideline levels are encouraged, but not required, to retain 25% of the net after-tax shares obtained from stock option exercises until the ownership guideline levels are met. Other than this, we currently do not require our officers to hold the stock obtained from exercising stock options, upon vesting of their restricted stock or settlement of other equity-based awards. As of the date of this Proxy Statement, all of the NEOs met the guidelines as set forth in the Stock Ownership Program.

Insider Trading Policy: Under our insider trading policy, purchases on margin and the buying and selling of puts and calls of VMS securities, while not legally prohibited, are discouraged and require advance consultation with our legal department.

Tax Deductibility: Section 162(m) of the Internal Revenue Code does not let us deduct from our federal taxable income certain compensation paid to the CEO and the next three most highly compensated executive officers (other than our CFO) that is not performance-based to the extent it exceeds $1 million. Awards under the MIP and certain awards under the Third Amended Stock Plan and predecessor plans are intended to be fully deductible performance-based compensation under Section 162(m). However, because of the fact-based nature of the performance-based compensation exception and the limited binding guidance thereunder we cannot guarantee that any compensation intended to qualify as deductible performance-based compensation under Code Section 162(m) so qualifies. The Compensation Committee believes that our interests are best served in certain circumstances by providing compensation that is not performance-based (such as salary, RSUs, perquisites and special cash incentives), which may be subject to this $1 million annual deductibility limitation under U.S. tax law.

Equity Grant Practices: The Compensation Committee grants equity awards to selected newly hired individuals on the date of the first regularly scheduled quarterly meeting of the Compensation Committee following their date of hire. Special grants to continuing employees, such as for promotions or retention purposes, are granted on the date of the first regularly scheduled quarterly meeting of the Compensation Committee following the date on which the related event occurred. Regularly scheduled quarterly Compensation Committee meetings are typically held on the second Friday of November, February and May, and on the first Friday of August, and are generally scheduled at least a year in advance. Scheduling decisions are made without regard to anticipated earnings or the release of other material non-public information by us. However, if on any date of grant our trading “blackout” is in effect or if our management knows of material, non-public information about us, any equity awards to be made will be granted effective as of the close of the business day after the

“blackout” expires, or the close of the second business day after the public release of the material, non-public information, as applicable. Our “blackout” period lasts approximately nine weeks for each quarter and typically begins on the first business day of the third month of each fiscal quarter and ends two full business days after our quarterly earnings press release.

The exercise price of our stock options is the closing price of our common stock on the NYSE on the date of grant. If the date of grant falls on a day upon which the NYSE is closed, then the exercise price is the closing price of our common stock on the next trading date. Our Third Amended Stock Plan explicitly prohibits the re-pricing of stock options without prior stockholder approval.

Recoupment or Clawback of Certain Payments: In November 2008, the Board adopted a formal policy to recover certain incentive payments if we are required to restate our financial statements as a result of an executive officer engaging in misconduct or other violations of our Code of Business Ethics that caused or partially caused the restatement. In the event of a restatement, the Board will review the conduct of the executive officer in relation to the restatement. If the Board determines that an executive officer has engaged in misconduct or other violations of our Code of Business Ethics, the Board can, in its discretion, take appropriate action, to the extent not prohibited by applicable law, to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. The policy uses the definition of “executive officer” set forth in Exchange Act regulations. Such action by the Board would be in addition to any other actions the Board or we may take under our other policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities. This recoupment policy is incorporated into the provisions of our MIP, EIP and Third Amended Stock Plan.

Under our current stock option agreements, in the event an employee commences employment with a company that competes with us in any of our businesses, we may, in our sole discretion, terminate the stock option agreement, including the vesting of any options or other grants which remain unvested as of the date the employee commences employment with the competitor.

Change-in-Control Agreements

As explained in greater detail under “—Potential Payments upon Termination or Change in Control,” we currently have change-in-control agreements with 12 executives, including our NEOs (excluding Mr. Guertin, whose change-in-control agreement terminated when he stepped down as President and CEO). We entered into these agreements in order to attract and retain high-quality executives and to ensure that executives who might be involved in acquisition or merger discussions with another entity make the best decisions for us and our stockholders and are not unduly biased by the impact of such a transaction on their personal situations. These agreements do not influence our decisions surrounding the executive’s cash and equity compensation.

The change-in-control agreements are intended to provide an appropriate level of compensation for a specified time interval for executives who would likely be involved in activities regarding a change in control and are personally at risk for job loss in the event of a change in control. Our change-in-control agreements are “double-trigger” agreements, meaning that there must be a change in control event and to receive benefits under the agreement, the executive: (1) must be terminated by us or the successor company without cause within a specified time interval following a change in control, or (2) the executive must terminate employment for good reason, as defined in the agreements, within a specified time interval following a change in control. For more information about the agreements as well as a tabular summary of the potential payments that may be made to our NEOs, please refer to “—Potential Payments upon Termination or Change in Control.”

In fiscal year 2010, the Compensation Committee approved for future use new forms of change-in-control agreements that eliminate tax gross-up payments for excise taxes imposed by Section 280G of the Internal Revenue Code. The agreements incorporate a “best results” provision whereby the executive’s actual change-in-control payment will be reduced to $1 below the threshold imposed under Section 280G (i.e., thereby not triggering excise tax) if the change-in-control payment after the imposition of the excise tax would otherwise result in a lesser amount. The new forms of change-in-control agreement will be provided to the appropriate newly hired, appointed, promoted or demoted executives. When Mr. Wilson was promoted to Chief Operating Officer (and later when he was promoted to President and CEO) and Ms. Kennedy to the President of Oncology Systems position, they entered into the new form of change-in-control agreement applicable to his or her position.

Stockholder Voting on Executive Compensation Practices

At our 2011 Annual Meeting of Stockholders, we conducted our first advisory vote on the compensation of our NEOs. Since stockholders owning more than 75% of the shares voting on the frequency of holding such votes indicated their preference that we hold such a vote annually, we have implemented such an annual vote.

Stockholders owning more than 90% of the shares voting at our 2012 Annual Meeting of Stockholders voted to approve the compensation of our NEOs, which we have interpreted as encouraging us to maintain our current compensation philosophy. Should future voting outcomes vary, the Compensation Committee will consider those future votes in making compensation decisions for the NEOs.

Compensation and Management Development Committee Report

The Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Varian Medical Systems, Inc. (the “Company”) has reviewed and discussed with management the “Compensation Discussion and Analysis” section of the Proxy Statement for the 2013 Annual Meeting of Stockholders. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders and Annual Report on Form 10-K.

Susan L. Bostrom (Chair)

R. Andrew Eckert

David Illingworth

Ruediger Naumann-Etienne

Relationship between Compensation Plans and Risk

In fiscal year 2012, the Compensation Committee and management again conducted a comprehensive review of our compensation programs, including executive compensation and major broad-based compensation programs in which employees at various levels of the organization participate. The goal of this review was to assess whether any of our compensation programs, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or excessive risks that were reasonably likely to have a material adverse effect on us.

The Compensation Committee and management reviewed an inventory of our variable pay and sales commission plans and considered the number of participants in each plan, the participant’s level within the organization, the target and maximum payment potential, the performance metrics under each plan and associated targets, and the type and mechanics of the plan and its purpose. The Compensation Committee concluded that none of the broad-based programs (base salary, spot bonuses, traditional sales commission or variable incentive arrangements) that extend to regular employees would likely encourage unnecessary or excessive risks.

The Compensation Committee and management also assessed the risks in those plans that were identified as having the potential to deliver a material amount of compensation to the executives, which were the annual and long-term incentive plans—the MIP, the Second Amended and Restated 2005 Omnibus Stock Plan (the “Second Amended Stock Plan”) and the Third Amended Stock Plan—that are described earlier in “—Compensation Discussion and Analysis.” The risk assessment included, but was not limited to, analyzing the following items:

•	Whether there was effective balance in the plans (e.g., cash and equity mix, short- and long-term performance focus, etc.);

•

Whether the performance goals contained in the plans were balanced (e.g., between corporate and business unit goals, between financial and qualitative goals) and potential payments were reasonable based on potential achievement of those goals at the threshold, target and maximum levels;

•	When applicable, whether the relationship between performance objectives under the MIP were consistent with our stockholders’ interests as well as the objectives of our long-term incentives;

•	Whether the plans contained appropriate caps on individual awards and aggregate payments;

•	Whether we had adopted meaningful risk mitigation, including stock ownership guidelines, clawbacks and independent Compensation Committee oversight, relative to the plans; and

•

In the case of the proton therapy system orders that we largely financed and then recorded in fiscal year 2012, whether or not the orders were appropriately included in the calculation of the MIP payout.

The Compensation Committee concluded that none of these plans would likely encourage unnecessary or excessive risks. The Compensation Committee and management also concluded that our executive compensation risk profile was reasonable, and that our strategy and programs do not pose a material risk due to a variety of mitigating factors. These factors include:

•

The Compensation Committee’s sole power to set short-term performance objectives for our annual incentive plans—MIP and EIP. The majority of the objectives (representing 80% weight) included EBIT and other financial goals that the Compensation Committee believes are appropriately correlated with stockholder value;

•	The use of equity awards to foster employee retention and align our executive’s interests with those of our stockholders;

•	Our practice of having a greater portion of incentive awards as long-term rather than short-term creates a greater focus on sustained company performance over time;

•

The use of several distinct long-term incentive vehicles—RSUs, stock options and now PSUs that vest over a number of years (and in the case of PSUs, are tied to EPS and TSR), thereby providing strong incentives for sustained operational and financial performance balanced with growing total stockholder return;

•	Capping potential payouts under the annual incentive plans—MIP and EIP—in order to eliminate the potential for any windfalls;

•	Compensation Committee discretion to adjust downward payouts under the MIP to reflect the core operating performance of our business;

•

A recoupment policy that allows us to recover cash and equity compensation of senior executives in the case of a material restatement of financial results due to the individual’s engaging in misconduct or other violations of our Code of Business Ethics that caused or partially caused the restatement;

•	Stock ownership guidelines designed to align officer and stockholder interests over the long term.

As a result of this review, both the Compensation Committee and management concluded that our compensation policies and practices for our employees are structured so as not to encourage excessive risk-taking and do not create risks that are reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table sets forth, together with certain other information, the compensation earned during fiscal years 2012, 2011 and 2010 by our NEOs and the principal position held by each during fiscal year 2012.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Timothy E. Guertin	2012	$956,956	—	$3,522,177	$1,775,800	$733,508	—	$131,316	$7,119,757
President and Chief Executive Officer	2011	$911,512	—	—	—	$1,110,788	—	$155,778	$2,178,078
	2010	$875,005	—	$1,761,035	$3,522,200	$1,379,077	—	$165,556	$7,702,872

Elisha W. Finney	2012	$557,704	—	$1,174,120	$647,520	$283,448	—	$84,344	$2,747,136
Corporate Executive Vice President, Finance and Chief Financial Officer	2011	$535,200	—	—	—	$456,877	—	$96,340	$1,088,418
	2010	$520,000	—	$587,047	$1,278,393	$601,759	—	$102,749	$3,089,948

Dow R. Wilson	2012	$690,840	—	$1,876,996	$1,035,227	$415,324	—	$100,031	$4,118,418
Corporate Executive Vice President and Chief Operating Officer	2011	$623,716	—	—	—	$535,846	—	$96,341	$1,255,903
	2010	$606,008	$106,696	$918,661	$1,597,996	$696,190	—	$101,105	$4,026,656

Kolleen T. Kennedy	2012	$505,770	—	$812,108	$447,867	$266,253	—	$66,247	$2,098,245
Corporate Senior Vice President and President, Oncology Systems

Robert H. Kluge	2012	$433,664	—	$1,174,120	$591,945	$172,383	—	$65,835	$2,437,947
Corporate Senior Vice President and President, X-ray Products	2011	$421,045	—	—	—	$367,910	—	$76,035	$864,991
	2010	$412,048	—	$587,047	$1,174,073	$384,797	—	$74,448	$2,632,412

(1)	This column represents the aggregate grant date fair value of RSU and PSU awards made to the NEO during fiscal year 2012 and the RSU award made in fiscal year 2010, computed in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation—Stock Compensation” (“ASC 718”). The fair value for RSU awards was determined using the closing price of our common stock on the grant date multiplied by the number of shares subject to the award. The fair value for PSU awards was based on the probable outcome of the performance conditions using the Monte Carlo simulation model on the date of grant with assumptions as set forth in Note 13 to the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 28, 2012, excluding the effect of forfeitures. No such awards were made to our NEOs in fiscal year 2011.

The table below sets forth the components of the fair value of the stock awards made in fiscal year 2012. The value of the PSU awards at grant date, assuming that the highest level of performance conditions will be achieved is also included. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the NEOs.

	Components of Stock Awards		PSU Fair Value at Highest Level
Name	RSU Fair Value	PSU Fair Value
Timothy E. Guertin	$1,761,086	$1,761,090	$2,641,604
Elisha W. Finney	$587,048	$587,072	$880,577
Dow R. Wilson	$938,501	$938,494	$1,407,710
Kolleen T. Kennedy	$406,053	$406,056	$609,052
Robert H. Kluge	$587,048	$587,072	$880,577

(2)	This column represents the aggregate grant date fair value of stock option awards granted to the NEO during each fiscal year, computed in accordance with ASC 718, using the assumptions listed below for the applicable fiscal year. No such stock options were granted to our NEOs in fiscal year 2011.

For Mr. Guertin and Mr. Kluge:	2012	2010
Expected term (in years)	4.26	4.38
Risk-free interest rate	0.7%	1.8%
Expected volatility	37.0%	37.7%
Expected dividend yield	—	—
Weighted average fair value at grant date	$17.76	$17.61

For Ms. Finney, Mr. Wilson and Ms. Kennedy:	2012	2010
Expected term (in years)	5.02	5.19
Risk-free interest rate	0.9%	2.1%
Expected volatility	37.0%	36.9%
Expected dividend yield	—	—
Weighted average fair value at grant date	$19.43	$19.18

For more information on the determination of valuation assumptions we used with respect to stock option awards, please refer to the note on Employee Stock Plans in the notes to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year in which the stock option was awarded. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the NEOs.

(3)	This column represents annual cash incentives paid under the MIP and EIP. For fiscal year 2012, amounts paid were as follows:

Name	MIP	EIP
Timothy E. Guertin	$717,019	$16,489
Elisha W. Finney	$273,807	$9,641
Dow R. Wilson	$403,325	$11,999
Kolleen T. Kennedy	$257,599	$8,654
Robert H. Kluge	$164,818	$7,565

Amounts include the incentive payments deferred under the DCP. Please refer to the Grant of Plan-Based Awards Table and the Nonqualified Deferred Compensation Table below for more information.

(4)	Set forth in the table below are the material components of the “All Other Compensation” column for fiscal year 2012.

Name	Company Contributions to 401(k)	Company Supplemental Contributions Under the Deferred Compensation Plan (A)	Car Usage and Related Expenses	Company Match of Charitable Contributions	Other (B)
Timothy E. Guertin	$15,000	$85,883	$27,454	$2,500	$480
Elisha W. Finney	$15,000	$35,192	$23,826	$6,846	$3,480
Dow R. Wilson	$15,000	$54,340	$23,038	—	$7,653
Kolleen T. Kennedy	$14,816	$31,060	$16,202	$1,000	$3,168
Robert H. Kluge	$15,000	$22,005	$23,974	$2,000	$2,856

(A)	Amounts represent an estimate of the Company Supplemental Contributions under the DCP for 2012, which will be made in January 2013. The estimate is calculated based on the portion of the executive’s eligible cash compensation (determined by the sum of his or her calendar year 2012 base salary through December 31, 2012 and the actual fiscal year 2012 cash incentive payout under the MIP and EIP) that exceeded the compensation limit imposed by Section 401(a)(17) of the Internal Revenue Code ($250,000 for 2012).
(B)	For Mr. Guertin, the amount represents reimbursement for fitness training. For Ms. Finney, the amount consists of reimbursement of financial counseling, annual medical exam and gift card from participating in our wellness program. For Mr. Wilson, the amount consists of reimbursement of financial counseling, annual medical exam and business meal reimbursement. For Ms. Kennedy, the amount represents reimbursement of financial counseling. For Mr. Kluge, the amount consists of reimbursement of financial counseling, business meal reimbursement and gift card from participating in our wellness program. Reimbursement for fitness training and gift cards from participating in our wellness program are also available to all other U.S. employees.

Grants of Plan-Based Awards for 2012

The following table provides information on plan-based awards made in fiscal year 2012 to each of our NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
Name	Grant Date/Plan	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Timothy E. Guertin	MIP	$0	$1,095,618	$2,191,235	—	—	—	—	—	—	—
	EIP	$0	$27,482	$54,964	—	—	—	—	—	—	—
	11/11/2011	—	—	—	0	27,883	41,824	—	—	—	$1,761,090
	11/11/2011	—	—	—	—	—	—	30,416	—	—	$1,761,086
	11/11/2011	—	—	—	—	—	—	—	100,000	$57.90	$1,775,800
Elisha W. Finney	MIP	$0	$445,619	$891,238	—	—	—	—	—	—	—
	EIP	$0	$16,068	$32,136	—	—	—	—	—	—	—
	11/11/2011	—	—	—	0	9,295	13,942	—	—	—	$587,072
	11/11/2011	—	—	—	—	—	—	10,139	—	—	$587,048
	11/11/2011	—	—	—	—	—	—	—	33,334	$57.90	$647,520
Dow R. Wilson	MIP	$0	$589,274	$1,178,549	—	—	—	—	—	—	—
	EIP	$0	$19,998	$39,996	—	—	—	—	—	—	—
	11/11/2011	—	—	—	0	14,859	22,288	—	—	—	$938,494
	11/11/2011	—	—	—	—	—	—	16,209	—	—	$938,501
	11/11/2011	—	—	—	—	—	—	—	53,293	$57.90	$1,035,227
Kolleen T. Kennedy	MIP	$0	$375,000	$750,000	—	—	—	—	—	—	—
	EIP	$0	$14,423	$28,846	—	—	—	—	—	—	—
	11/11/2011	—	—	—	0	6,429	9,643	—	—	—	$406,056
	11/11/2011	—	—	—	—	—	—	7,013	—	—	$406,053
	11/11/2011	—	—	—	—	—	—	—	23,056	$57.90	$447,867
Robert H. Kluge	MIP	$0	$284,109	$568,218	—	—	—	—	—	—	—
	EIP	$0	$12,608	$25,217	—	—	—	—	—	—	—
	11/11/2011	—	—	—	0	9,295	13,942	—	—	—	$587,072
	11/11/2011	—	—	—	—	—	—	10,139	—	—	$587,048
	11/11/2011	—	—	—	—	—	—	—	33,334	$57.90	$591,945

(1)	These columns show the potential value of the payout for each NEO under the MIP and EIP if the threshold, target or maximum goals were satisfied for all performance measures. The potential payouts are performance-driven and therefore completely at-risk. The performance goals and target percentages (as a percentage of base salary) for determining the payout under the MIP for each NEO are described in the Compensation Discussion and Analysis, and the performance goals for determining the payout under the EIP mirror the Company-level goals under the MIP. Actual payouts are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and in footnote 3 to that table.

(2)	Consists of a single PSU grant to each NEO under the Second Amended Stock Plan. Each PSU represents a right to one share of our common stock. The actual number of shares earned will be based upon actual performance against pre-established performance metrics during the three-year performance period that ends at the end of fiscal year 2014. The maximum is limited to 150% of the target units. The PSU award cliff-vests (i.e., 100% vests at one time) at the end of a three-year performance period, provided the NEO is employed by us throughout the vesting period, except in cases involving retirement, death or change in control, where full or partial payments are made depending on various circumstances.

(3)

Consists of a single RSU grant to each NEO under the Second Amended Stock Plan. Each RSU represents a right to one share of our common stock. The RSUs vest and are settled over a three-year period in equal increments on November 21st of each year thereafter, provided the NEO is employed by us throughout the vesting period, except in cases involving retirement, death or change in control, where full or partial payments are made depending on various circumstances.

(4)	Consists of a single stock option grant to each NEO under the Second Amended Stock Plan at an exercise price equal to the fair market value (i.e., closing price) of the underlying shares on the grant date and expiring seven years from the grant date. One-third of the award vests one year after the grant date and the remainder then vests monthly during the following 24-month period, provided the NEO is employed by us throughout the vesting period, except in cases involving retirement, death or change in control, where full or partial payments are made depending on various circumstances.

(5)	Grant date fair value is computed in accordance with ASC 718.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Salary. During fiscal year 2012, none of the NEOs had a written employment agreement with us, but were and remain “at-will” employees. The salaries for the NEOs in effect as of the beginning of calendar year 2012 were as follows: Mr. Guertin, $952,711; Ms. Finney, $557,024; Mr. Wilson, $693,264; Mr. Kluge, $437,091; and Ms. Kennedy, $500,000.

Bonus. For Mr. Wilson, the amount set forth in the “Bonus” column of the Summary Compensation Table represents a cash payment of $106,696 (in fiscal year 2010) as part of a $1.6 million total cash payment pursuant to Mr. Wilson’s offer letter dated September 17, 2004. The bonus was provided to partially offset certain payments that Mr. Wilson would have otherwise been eligible to receive from his former employer. The final payment was made in January 2010.

Non-Equity Incentive Plan Compensation. The amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan” columns of the Grants of Plan-Based Awards Table represent the potential awards under the MIP and the EIP, while the amounts in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and in footnote 3 to that table represent the actual awards earned by the NEOs under the MIP and the EIP. As further discussed in “—Compensation Discussion and Analysis—Compensation At Risk and Focus on Long-Term Performance—Annual Cash Incentives,” for fiscal year 2012, the Compensation Committee established a MIP Bonus Pool equal to 1.25% of the Company’s fiscal year 2012 EBIT and fixed the following financial performance goals: growth in EBIT (40% weight), growth in revenue (20% weight) and growth in net orders (20% weight) on which 80% of the potential MIP amount was based. For each of the above performance measures, specific targets were set at the total-Company level and at our two largest business units, Oncology Systems and X-ray Products. In addition, 20% of the potential MIP amount was based on achievement of individual non-financial qualitative performance, with the achievement and payout determined in the discretion of the Compensation Committee. Based on achievement of the applicable performance measures and the Compensation Committee’s determination of each NEO’s achievement of his or her qualitative goals, the actual payouts as a percentage of the target payout (or 100%) under the MIP were as follows:

Name	MIP Payout as a % of Target (Fiscal Year 2012)
Timothy E. Guertin	65.4%
Elisha W. Finney	61.4%
Dow R. Wilson	68.4%
Kolleen T. Kennedy	68.7%
Robert H. Kluge	58.0%

See “—Compensation Discussion and Analysis—Compensation at Risk and Focus on Long-Term Performance—Annual Cash Incentives” for more information regarding the calculation.

The EIP is a Company-wide incentive plan through which eligible employees may receive award payouts denominated in numbers of hours. For each eligible employee, including the NEOs, base salary was converted to an hourly rate. Payout ranged from 0 hours to 120 hours (based on a 40-hour work week), with 60 hours being the target achievement level. The EIP performance goals were the same as the financial performance goals for the MIP at the total-Company level, but because there were no individual goals, the weightings were: growth in EBIT (50% weight), growth in revenues (25% weight) and growth in net orders (25% weight). The actual EIP payouts in fiscal year 2012 were 36 hours for each NEO. There is no payout at or below threshold. The maximum is limited to 200% of the target awards.

Stock and Option Awards. The awards of RSUs, PSUs and stock options are intended to motivate our executives relative to long-term performance as further described in “—Compensation Discussion and Analysis.”

All Other Compensation, Including Perquisites. The NEOs have also been extended certain perquisites, as follows:

•

Use of a leased automobile under our Executive Car Program. Under the Executive Car Program, we provide a leased vehicle costing up to $82,000 for the Chief Executive Officer and leased vehicles costing up to $68,000 for the other executives. Insurance, maintenance expenses and fuel costs are also included in the Executive Car Program. Participants have an option to purchase the vehicle at the end of its three-year lease period or upon retirement at the lower of its depreciated book value or its fair market value (based on the Kelley Blue Book Auto Market Report wholesale value).

•

Company Supplemental Contributions representing retirement contributions which could not be contributed by the Company to the executives’ qualified 401(k) retirement accounts due to Internal Revenue Code limitations, as further discussed under “—Nonqualified Deferred Compensation.”

•

Reimbursement for financial planning, estate planning, tax planning, tax return preparation and financial counseling services (to a maximum of $6,500 per year and unlimited for the Chief Executive Officer). We also reimburse certain individuals, including all executive officers and non-executive officers, for annual medical examinations (up to a maximum of $4,000 per year).

We do not permit our executives to use our fractionally owned aircraft for purely personal trips. However, we allow and include in the executive’s compensation, as applicable, aircraft use attributable to accompanying spousal aircraft travel when it is deemed valuable and appropriate for business purposes.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards of the NEOs as of the end of fiscal year 2012:

	Option Awards (1) (2)					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (8)
Timothy E. Guertin	11/17/2005	50,000	—	$49.88	11/17/2015
	11/21/2006	300,000	—	$50.66	11/21/2016
	2/15/2008	225,000	—	$52.61	2/15/2015
	2/13/2009	200,000	—	$37.17	2/13/2016
	5/14/2010	155,555	44,445	$52.83	5/14/2017
	11/11/2011	—	100,000	$57.90	11/11/2018
						11,112	(3)	$670,276
						30,416	(4)	$1,834,693
									27,883	(5)	$1,681,903

Total		930,555	144,445			41,528		$2,504,969	27,883		$1,681,903

Elisha W. Finney	11/17/2005	100,000	—	$49.88	11/17/2015
	11/21/2006	100,000	—	$50.66	11/21/2016
	2/15/2008	76,000	—	$52.61	2/15/2015
	2/13/2009	34,667	—	$37.17	2/13/2016
	5/14/2010	51,852	14,815	$52.83	5/14/2017
	11/11/2011	—	33,334	$57.90	11/11/2018
						3,704	(3)	$223,425
						10,139	(4)	$611,584
									9,295	(5)	$560,674

Total		362,519	48,149			13,843		$835,010	9,295		$560,674

Dow R. Wilson	11/17/2005	125,000	—	$49.88	11/17/2015
	11/21/2006	125,000	—	$50.66	11/21/2016
	2/15/2008	95,000	—	$52.61	2/15/2015
	2/13/2009	8,519	—	$37.17	2/13/2016
	5/14/2010	64,815	18,519	$52.83	5/14/2017
	11/11/2011	—	53,293	$57.90	11/11/2018
						29,579	(6)	$1,784,205
						5,797	(3)	$349,675
						16,209	(4)	$977,727
									14,859	(5)	$896,295

Total		418,334	71,812			22,006		$1,327,403	14,859		$896,296

Kolleen T. Kennedy	2/15/2008	3,501	—	$52.61	2/15/2015
	2/13/2009	5,508	—	$37.17	2/13/2016
	5/14/2010	26,704	7,630	$52.83	5/14/2017
	11/11/2011	—	23,056	$57.90	11/11/2018
						1,908	(3)	$115,091
						7,013	(4)	$423,024
									6,429	(5)	$387,797

Total		35,713	30,686			8,921		$538,115	6,429		$387,797

Robert H. Kluge	11/21/2006	20,000	—	$50.66	11/21/2016
	2/15/2008	30,500	—	$52.61	2/15/2015
	2/13/2009	66,667	—	$37.17	2/13/2016
	5/14/2010	51,852	14,815	$52.83	5/14/2017
	11/11/2011	—	33,334	$57.90	11/11/2018
						3,704	(3)	$223,425
						10,139	(4)	$611,584
									9,295	(5)	$560,674

Total		169,019	48,149			13,843		$835,010	9,295		$560,674

(1)	All options are granted at an exercise price equal to the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant. The following table sets forth the vesting dates for the outstanding option awards:

Grant Date	General Vesting Schedule (based on original awards)

5/14/2010	33-1/3% vested on 5/14/2011; pro-rata monthly thereafter until fully vested on 5/14/2013
11/11/2011	33-1/3% vested on 11/11/2012; pro-rata monthly thereafter until fully vested on 11/11/2014

(2)	Vesting will occur only if the NEO is employed by us throughout the vesting period, except in cases involving retirement, death or change in control, where full or partial payments are made depending on various circumstances. In particular, because each of Mr. Guertin and Mr. Kluge is eligible for retirement, certain unvested options, and unvested RSUs and PSUs, would continue to vest according to the original vesting schedule even if the services of either were terminated for any reason. See “—Potential Payments Upon Termination or Change in Control.”

(3)	Grant Date Vesting Schedule (based on outstanding awards)

5/14/2010	100%on 5/18/2013

(4)	Grant Date Vesting Schedule (based on outstanding awards)

11/11/2011	33%-1/3%on 11/21/2012; 33%-1/3% on 11/21/2013 and 33-1/3% on 11/21/2014

(5)	Grant Date Vesting Schedule (based on outstanding awards)

11/11/2011	100% on 11/11/2014, subject to actual performance and continued service or retirement. The aggregate market value showed in the table is based on target performance since actual performance in fiscal year 2012 exceeded threshold performance.

(6)	Grant Date Vesting Schedule (based on outstanding awards)

1/10/2005	50% on 1/10/2015 and 50% on 1/10/2020

(7)	Based on the closing price of our common stock as of September 28, 2012 ($60.32).

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired on stock option exercises and vesting of RSUs by each of the NEOs during fiscal year 2012. The table also presents the value realized upon such exercises and vesting, as calculated, in the case of stock options, based on the difference between the market price of our common stock at exercise and the option exercise price and, in the case of restricted stock and RSUs, based on the closing price per share of common stock on the NYSE on the vesting date. Amounts presented in the “Valued Realized on Vesting” column under “Stock Awards” do not necessarily mean that the NEO has actually sold the vested shares for cash.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy E. Guertin	150,000	$2,689,405	22,223	$1,415,830
Elisha W. Finney	85,000	$2,125,690	16,208	$972,244
Dow R. Wilson	10,000	$322,529	10,426	$661,419
Kolleen T. Kennedy	1,900	$50,977	6,960	$421,334
Robert H. Kluge	—	—	11,008	$676,624

Nonqualified Deferred Compensation

The following table sets forth contributions, earnings and distributions during fiscal year 2012, and account balances as of September 28, 2012 for each of the NEOs, under our nonqualified DCP:

Name	Executive Contributions in Last Fiscal Year		Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
Timothy E. Guertin	—		$107,445	$1,169	—	$865,393
Elisha W. Finney	$104,307	(1)	$45,161	$391,794	—	$2,452,032
Dow R. Wilson	—		$56,138	$5,213	—	$330,160
Kolleen T. Kennedy	$208,446	(1)	$23,480	$415,257	—	$2,809,881
Robert H. Kluge	—		$32,836	$805,007	—	$5,201,900

(1)	These amounts represent a portion of the fiscal year 2011 MIP and EIP payments paid in November 2011 that was deferred by the NEO into the DCP.

(2)	These amounts represent Company Supplemental Contributions (as described below) attributable to fiscal year 2011 made by the Company in January 2012.

(3)	None of the earnings in this column are included in the Summary Compensation Table because they were not preferential or above market.

(4)	Balance at last fiscal year end includes the following amounts reported as compensation to the NEOs in the Summary Compensation Table for previous years: Mr. Guertin, $663,629; Ms. Finney, $1,295,249; Mr. Wilson, $263,218; and Mr. Kluge, $1,382,072.

Our DCP is an unfunded and unsecured deferred compensation arrangement that is designed to allow directors, executive officers and certain other management and highly compensated employees to forego current compensation and defer a specified percentage of their base salaries (up to 50%), cash incentive payments (up to 100%) and director fees (applicable only to our non-employee directors) in a manner similar to the way in which our 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Internal Revenue Code. Deferred amounts are our general unsecured obligations and are subject to claims by our creditors. Our general assets or assets in an existing rabbi trust may be used to fund our payment obligations and pay DCP benefits. The Compensation Committee administers the DCP. Additionally, in order to make retirement contributions that we could not contribute to eligible participants’ qualified 401(k) retirement accounts due to Internal Revenue Code limitations, in fiscal year 2012, we made Company Supplemental Contributions equal to the product of (a) the excess of the participant’s base annual salary and any applicable incentive payments for fiscal year 2011 over the compensation limit imposed by Section 401(a)(17) of the Internal Revenue Code ($245,000); and (b) our matching contribution rate under the 401(k) (6%). Further, we may, on a discretionary basis, credit additional amounts on behalf of the DCP’s participants (these discretionary contributions, together with the Company Supplemental Contributions, are referred to as “Company Contributions”).

Amounts deferred by a participant and Company Contributions are credited to a bookkeeping account maintained on behalf of each participant. These bookkeeping accounts are utilized solely as a device for measuring and determining amounts to be paid to a participant, or his or her designated beneficiary, pursuant to the terms of the DCP. Amounts credited to each participant under the DCP are periodically adjusted for earnings and/or losses at a rate that is equal to the various investment funds (also referred to as measurement funds) selected by the Compensation Committee, as elected by the participant. The Compensation Committee may, in its sole discretion, discontinue, substitute or add a measurement fund. Participants may reallocate previously invested money among each of the available measurement funds on a daily basis. Under the DCP, a participant may make separate distribution elections with respect to each year’s deferrals. These distribution elections include the ability to elect a single lump-sum payment or installment payments for up to 15 years for employees who retire from the Company. Deferrals also may be paid out prior to separation from service in the event of a financial hardship or if the participant makes a “short-term distribution election.” A “short-term distribution election” must be made at the time the participant makes his or her initial deferral elections. Under the DCP, amounts credited as Company Supplemental Contributions are generally paid in the form of a lump sum following a participant’s separation from service (except for those Company Supplemental Contributions made prior to December 31, 2004, which may still be paid in installments upon an employee’s retirement). Non-retirement separations from service generally will result in payments being made in the form of single lump sums.

We may terminate the DCP by action of the Board, in which event benefits will be distributed as soon as the plan and Section  409A of the Internal Revenue Code permit.

Potential Payments upon Termination or Change in Control

The tables below show certain potential payments that would have been made to an NEO had the termination hypothetically occurred on the last business day of fiscal year 2012 (i.e., September 28, 2012) under various scenarios, including a change in control. The potential payments were determined under the terms of our plans and arrangements in effect on September 28, 2012. The tables do not include the nonqualified deferred compensation that would be paid to an NEO, which is set forth in the Nonqualified Deferred Compensation Table above, which each such NEO would receive in the event of any termination. In addition, the tables do not include the value of vested but unexercised stock options as of September 28, 2012 which could generally be exercised in the event of any termination.

The footnotes to the tables describe the assumptions used in estimating the amounts set forth in the tables, which in all cases do not give effect to the exercise of our recoupment policy. Because the payments to be made to an NEO depend on several factors, the actual amounts to be paid out upon an NEO’s termination of employment can only be determined at the time of the NEO’s separation from us.

An outline of the various termination scenarios and the potential payments that are made to the NEOs in each scenario (under the terms of our plans and arrangements in effect on September 28, 2012) appears after the tables and footnotes. Mr. Guertin’s change-in-control agreement terminated when he stepped down as our President and CEO as of September 28, 2012.

	Potential Payments Upon Termination of Employment/CIC as of 9/28/12 - Timothy E. Guertin
					Intrinsic Value of Accelerated Equity Awards (2)
Termination Scenario	Cash Severance (1)		Benefit Continuation		Options		Restricted Stock and RSUs		PSUs		280G Excise Tax Gross Up	Total
Death	$0		$0		$574,893	(3)	$2,504,969	(3)	$1,681,903	(3)	—	$4,761,765
Change in Control Termination (4)	$6,144,988	(5)	$192,754	(6)	$574,893		$2,504,969		$1,681,903		—	$11,099,507
Termination with Cause	$0		$0		—		—		—		—	$0
All Other	$0		$0		$574,893	(7)	$2,504,969	(7)	$1,681,903	(7)	—	$4,761,765

	Potential Payments Upon Termination of Employment/CIC as of 9/28/12 - Elisha W. Finney
					Intrinsic Value of Accelerated Equity Awards (2)
Termination Scenario	Cash Severance (1)		Benefit Continuation		Options		Restricted Stock and RSUs		PSUs		280G Excise Tax Gross Up	Total
Death	$0		$0		$191,633	(3)	$835,010	(3)	$560,674	(3)	—	$1,587,317
Change in Control Termination (4)	$2,548,719	(5)	$133,078	(6)	$191,633		$835,010		$560,674		—	$4,269,113
Termination with Cause	$0		$0		—		—		—		—	$0
All Other	$0		$0		—		—		—		—	$0

	Potential Payments Upon Termination of Employment/CIC as of 9/28/12 - Dow R. Wilson
					Intrinsic Value of Accelerated Equity Awards (2)
Termination Scenario	Cash Severance (1)		Benefit Continuation		Options		Restricted Stock and RSUs		PSUs		280G Excise Tax Gross Up	Total
Death	$0		$0		$267,676	(3)	$1,327,402	(3)	$896,295	(3)	—	$2,491,373
Change in Control Termination (4)	$3,206,346	(5)	$97,844	(6)	$267,676		$3,111,607		$896,295		—	$7,579,768
Termination with Cause	$0		$0		—		—		—		—	$0
All Other	$0		$0		—		—		—		—	$0

	Potential Payments Upon Termination of Employment/CIC as of 9/28/12 - Kolleen T. Kennedy
					Intrinsic Value of Accelerated Equity Awards (2)
Termination Scenario	Cash Severance (1)		Benefit Continuation		Options		Restricted Stock and RSUs		PSUs		280G Excise Tax Gross Up	Total
Death	$0		$0		$112,944	(3)	$538,115	(3)	$387,797	(3)	—	$1,038,856
Change in Control Termination (4)	$2,187,763	(5)	$60,167	(6)	$112,944		$538,115		$387,797		—	$3,286,786
Termination with Cause	$0		$0		—		—		—		—	$0
All Other	$0		$0		—		—		—		—	$0

	Potential Payments Upon Termination of Employment/CIC as of 9/28/12 - Robert H. Kluge
					Intrinsic Value of Accelerated Equity Awards (2)
Termination Scenario	Cash Severance (1)		Benefit Continuation		Options		Restricted Stock and RSUs		PSUs		280G Excise Tax Gross Up	Total
Death	$0		$0		$191,633	(3)	$835,010	(3)	$560,674	(3)	—	$1,587,317
Change in Control Termination (4)	$1,849,636	(5)	$76,281	(6)	$191,633		$835,010		$560,674		—	$3,513,234
Termination with Cause	$0		$0		—		—		—		—	$0
All Other	$0		$0		$191,633	(7)	$835,010	(7)	$560,674	(7)	—	$1,587,317

(1)	In all cases, if termination of an NEO occurred on the last business day of fiscal year 2012, he or she would receive salary through that date and a full year payout under the MIP and EIP against targets set for fiscal year 2012. The actual payments under the MIP and EIP made for fiscal year 2012 are reported in footnote 3 to the Summary Compensation Table.

(2)	Based on the closing stock price as of September 30, 2012 ($60.32).

(3)	In the event of death, unexercisable options become fully exercisable, and unvested RSUs and unvested PSUs become fully vested.

(4)	In the event of termination by the Company without cause or by the NEO for good reason following a “change in control,” the NEO is entitled to the payments set forth in the columns and notes labeled (5) and (6), and all unexercised options become fully exercisable and unvested RSUs and PSUs become fully vested. PSUs also become fully vested at the target level (i.e., the performance conditions no longer apply). Delivery of the shares underlying the RSUs and PSUs is deferred to the original vesting date.

(5)	Cash severance equal to 2.5 times (3.0 times for Mr. Guertin) the sum of (i) annual base salary rate plus (ii) the greater of (a) the most recently established target annual bonus or (b) average annual bonus paid over the prior three fiscal years.

(6)	Value of payment assumes costs to the Company from the following:

a)	Medical, dental and vision insurance (assuming that the executives’ pay employee’s contribution rates for continuing these coverage for 24 months).

b)

Life insurance cost is calculated based on the cost of converting basic life insurance coverage into an individual policy and “porting” the supplemental life insurance coverage (maximum amount that can be

“ported” is $1 million, with any excess eligible for conversion). The actual conversion rates are subject to change when/if conversion actually takes place.

c)	Basic Accidental Death and Dismemberment cost is calculated based on the cost of converting to an individual policy (maximum amount that can be converted is $250,000).

d)	Financial/tax counseling of $6,500 per year.

Amount assumes 24 months of benefits continuation at calendar year 2012 costs for 3 months and calendar year 2013 rates for the additional 21 months. Because costs vary depending upon circumstances and eligibility, amount does not include coverage under the Varian Medical Systems, Inc. Disability Plan.

(7)	Represents value of unvested stock options and unvested RSUs and PSUs that would continue to vest according to the original vesting schedule because the individual is retirement eligible.

In general, a “change in control” occurs when (a) a person or entity becomes the beneficial owner of 30% or more of our voting power, (b) “continuing directors”—generally those already on the Board or nominated by those on the Board—are no longer a majority of the Board’s directors, (c) we engage in a merger or similar transaction after which our stockholders do not hold more than 50% of the resulting company or (d) we dissolve, liquidate or sell all or substantially all of our assets. The officers agree not to voluntarily leave us when we are faced with a transaction that might result in a change in control.

Under change-in-control agreements with senior executives, including the NEOs, we will pay to any of these executives who are terminated other than for death, “disability,” “retirement,” or “cause” or who resign due to “good reason” (as each of those terms are defined in the agreements) within 18 months after a change in control (as defined in the agreements), a lump sum severance amount equal to 3.0 (in the case of the CEO), 2.5 (in the case of our other NEOs) or 2.0 (in the case of other key employees) times the sum of the individual’s then-current annual base salary, plus the greater of (a) the individual’s most recently established target annual bonus, or (b) the average annual bonus that was paid to the individual in the three fiscal years (or lesser number of full fiscal years completed by the individual) ending before the termination date. The termination payments and benefits under the agreements may also be triggered under certain circumstances following a change in control (as defined in the agreements), as determined under the agreements. “Cause” includes, generally, willful failure to perform one’s duties, fraud and certain wrongful acts, felony convictions and court or regulatory orders requiring termination. “Good reason” includes, generally, a material change in duties or material reduction in authority or responsibility, a reduction in total compensation except when an equivalent reduction occurs for the entire class of other similar executives, a material change in employee benefits, relocation and certain breaches of the agreement by us.

In addition, under the agreements, if an individual is terminated under the circumstances described above, then unvested stock options and RSUs will fully vest as of the individual’s termination date. The individual will become eligible for the full target award provided under the PSU (i.e., the performance conditions of the performance award will no longer apply), but the individual must wait until the time at which vesting would normally occur (i.e., at the end of the three-year performance period from the original grant date) to obtain delivery of the shares. While the RSUs will fully vest as of the individual’s termination date, the individual must also wait until the original vesting date to obtain delivery of the shares. In addition, we will continue certain insurance and other benefits of the individual under the then-existing terms for up to 24 months (or, if earlier, the start of full-time employment with a new employer), pay the individual a lump sum pro-rata bonus at target for the applicable performance period(s) in which the termination occurs, and provide the individual an election to purchase the automobile leased under the Executive Car Program, if any.

The agreements also provide for certain death and long-term disability benefits in the event of an individual’s death or disability within 18 months after a change in control. Payments and benefits may be delayed six months following separation from service in order to comply with Section 409A of the Internal Revenue Code.

Under our existing change-in-control agreements with NEOs other than Mr. Wilson and Ms. Kennedy, if any payments or benefits (including those under these agreements) would result in the imposition of an excise tax imposed by Section 280G of the Internal Revenue Code and the amount of such payments and benefits exceeds the threshold limit imposed by 280G by 10% or more, then the individual will receive an additional payment in an amount that will place the individual in the same after-tax economic position that the individual would have been in but for the imposition of the excise tax. If the amount of such payments and benefits exceeds the threshold limit by less than 10%, then the amount received by the individual will instead be reduced so that the aggregate payments and benefits to be received by the individual will be $1 less than the threshold imposed under Section 280G. Mr. Guertin’s change-in-control agreement terminated when he stepped down as President and CEO at the end of fiscal year 2012.

In fiscal year 2010, the Compensation Committee approved for future use new forms of change-in-control agreements that eliminated the additional associated with excise tax imposed by Section 280G of the Internal Revenue Code. The new forms of agreement contain a “better of” provision whereby the executive’s actual change-in-control payment will be reduced to $1 below the threshold imposed under Section 280G (i.e., thereby not triggering excise tax) if the change-in-control payment after the imposition of the excise tax would otherwise result in a lesser amount. The Compensation Committee did not amend the existing change-in-control agreements with executives at that time, but provided that if any of them get promoted or demoted into a position eligible for a change-in-control agreement, the new form of change-in-control agreement would replace the existing one. When Mr. Wilson and Ms. Kennedy were promoted to Chief Operating Officer and President of Oncology Systems, respectively, at the beginning of fiscal year 2012, they both entered into this new form of change-in-control agreement. Mr. Wilson also entered into a new change-in-control agreement when he became President and CEO on September 29, 2012.

Compensation of Directors

The compensation of directors is determined by the full Board. The current compensation program for non-employee directors has been in place since 2008. The Compensation Committee typically reviews the non-employee director compensation (including cash retainer, cash meeting fees and equity awards) on an annual basis and recommends to the full Board for adoption any changes to their compensation, if needed. Our goal is to keep the compensation levels of such directors market-competitive and have a compensation structure that supports our business objectives, aligns the directors’ interests with those of the stockholders, reflects competitive best practices and is cost- and tax-effective.

Annual Cash Compensation.    For fiscal year 2012, each non-employee director received an annual retainer of $45,000 (or a pro rata portion in the case of our new director Erich Reinhardt), except that the lead director received an annual retainer of $60,000. The chairmen of the Compensation Committee and the Nominating Committee received an additional $10,000 annual retainer for serving in these positions, and the chairman of the Audit Committee received an additional $15,000. Each non-employee director also received $2,000 for each Board meeting attended ($1,000 if the Board meeting was an in-person meeting and the director attended by telephone or video conference), and $1,500 for each committee meeting attended ($750 if the committee meeting was an in-person meeting and the director attended by telephone or video conference). Non-employee directors may elect to receive this compensation as full-value shares of our common stock, at a value equal to the fair market value of our common stock on the date that the foregone cash compensation otherwise would have been paid. Directors may alternatively elect to defer their retainer and/or meeting fees under our DCP, subject to the restrictions of applicable tax law. Please refer to the discussion under “—Nonqualified Deferred Compensation” for more information. Directors who are employees (i.e., Mr. Guertin Mr. Levy and Mr. Wilson) receive no compensation for their services in their capacities as directors. The cash compensation reported below for Mr. Levy is for his service as our employee. All directors, however, receive reimbursement for out-of-pocket expenses of the directors associated with attending Board and committee meetings and for expenses related to directors’ continuing education programs.

Equity Compensation.    The Third Amended Stock Plan provides for the discretionary grant of non-qualified stock options and Deferred Stock Units (“DSUs”) to non-employee directors. Under this plan, each continuing non-employee director currently receives an annual grant of a non-qualified stock option to purchase 5,000 shares of our common stock at an exercise price equal to the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant, typically the day after the annual meeting, and an annual grant of DSUs having a fair market value on the date of grant of $100,000. Stock options granted are immediately exercisable and expire seven years after the date of grant unless terminated earlier. DSUs generally vest quarterly over a period of one year from the date of grant. Unless otherwise provided in the grant agreement as determined by the Board, payment of DSUs will be made in shares of our common stock, with one share of our common stock issued for each DSU, upon the earlier of three years after the date of the DSU grant or upon departure from the Board (e.g., upon retirement or resignation).

The following table sets forth the compensation received by each director (other than Mr. Guertin and Mr. Wilson, whose compensation is set forth under the Summary Compensation Table above) during fiscal year 2012:

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)		Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (6)	Total ($)
Susan L. Bostrom	$79,000	$100,008	$100,208	—		—	$5,000	$284,216
John Seely Brown	$61,000	$100,008	$100,208	—		—	—	$261,216
Andrew R. Eckert	$100,500	$100,008	$100,208	—		—	$5,000	$305,716
David J. Illingworth	$72,000	$100,008	$100,208	—		—	—	$272,216
Mark R. Laret	$90,250	$100,008	$100,208	—		—	—	$290,466
Richard M. Levy (1)	—	—	—	$2,777	(5)	—	$169,604	$172,381
Ruediger Naumann-Etienne	$100,500	$100,008	$100,208	—		—	$5,000	$305,716
Erich R. Reinhardt	$24,500	—	—	—		—	—	$24,500
Venkatraman Thyagarajan	$79,500	$100,008	$100,208	—		—	$2,000	$281,716

(1)	Mr. Levy is compensated as an employee as described below.

(2)	Mr. Brown elected to defer his respective annual retainer and meeting fees into our DCP.

(3)	This column represents the aggregate grant date fair value of DSUs granted in fiscal year 2012, computed in accordance with ASC 718. The fair value is determined using the closing price on the grant date multiplied by the number of shares subject to the award. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the directors.

(4)	This column represents the grant date fair value of stock option awards granted in fiscal year 2012, computed in accordance with ASC 718, using the assumptions listed below:

Expected term (in years)	4.69
Risk-free interest rate	0.7%
Expected volatility	35.4%
Expected dividend yield	—
Weighted average fair value at grant date	$20.04

These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the directors.

(5)	Amount represents Mr. Levy’s award as a participant in the EIP.

(6)	For Mr. Levy, amount includes salary ($160,004) and Company contributions to his 401(k) retirement account ($9,600). For the other directors, the amount represents Company match of charitable contributions made by the director.

The following table sets forth the aggregate number of outstanding DSUs and stock options held by each director listed as of the end of fiscal year 2012:

Name	DSUs Outstanding	Options Outstanding
Susan L. Bostrom	5,058	23,000
John Seely Brown	5,058	18,000
Andrew R. Eckert	5,058	23,000
David J. Illingworth	1,545	5,000
Mark R. Laret	5,058	41,000
Ruediger Naumann-Etienne	5,058	23,000
Erich R. Reinhardt	—	—
Venkatraman Thyagarajan	5,058	15,000

Effective as of the close of business on February 17, 2006, Mr. Levy stepped down as our Chief Executive Officer while remaining as Chairman of the Board and a non-executive employee. In his role as a non-executive employee, Mr. Levy provides ongoing advice and counsel to management on strategic business and technological matters, and is involved with investor groups and key customers. The full Board determines Mr. Levy’s compensation, upon the recommendation of the Compensation Committee. Mr. Levy currently receives an annual base salary of $160,000. We also provide him with leased offsite office space and an administrator. In addition, Mr. Levy is eligible to receive our non-executive employee health and welfare benefits, subject to his election and contributions towards those benefit plans. He does not receive any separate compensation for his duties serving on the Board. Mr. Levy is not eligible to participate in the MIP or in other executive perquisite programs. Mr. Levy, however, is eligible to participate in our EIP and he also receives the same reimbursement of expenses as do all other employees.

Effective at the end of fiscal year 2012, Mr. Guertin stepped down as our President and CEO. He became our Vice Chairman, effective as of September 29, 2012. Mr. Guertin will continue as a non-executive employee of the Company until his retirement in February 2013. In his new role as a non-executive employee of the Company (and in addition to his responsibilities as Vice Chairman of the Board), Mr. Guertin will provide on-going advice and counsel to our management on strategic business and technological matters, will continue to be involved with industry and investor groups and key customers, and will provide transitional support. As a non-executive employee, Mr. Guertin will receive a base salary of $952,711 per year. He will also participate in the MIP at a “target” participation level of 115% of annual salary in fiscal year 2013 and in the EIP, with any payouts based on fiscal year 2013 results and to be prorated up to Mr. Guertin’s retirement date. He will further be entitled to participate in the DCP, including being eligible to receive Company Supplemental Contributions. In addition he will receive the following perquisites: (a) reimbursement for up to $4,000 for annual medical examinations in January and February 2013 (plus up to $4,000 not to date reimbursed in calendar year 2012); (b) reimbursement for financial planning advice, estate planning advice, tax planning advice and/or tax return preparation (no dollar limit); and (c) benefits equivalent to those offered under our Executive Car Program (subject to a vehicle purchase price limit of $82,000 and including the option to purchase the vehicle following his retirement). We will also provide him with leased offsite office space at a fair market value not to exceed $7,000 per month and a part-time administrator. Mr. Guertin will also be eligible to participate in compensation and benefit programs generally available to all other U.S. employees, 401(k) retirement plan and medical, dental, supplemental life and disability insurance programs, subject to his election and contributions towards those benefit programs, and he also receives the same reimbursement of expenses as do all other employees. Mr. Guertin will not be eligible for the grant of equity awards in his capacity as an employee in fiscal year 2013. Mr. Guertin does not receive any separate compensation for his duties serving on the Board. After Mr. Guertin retires, he will receive the same compensation as our other non-employee directors.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

The Nominating Committee is responsible for the review, approval or ratification of “related-person transactions” between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director or executive officer since the beginning of the last fiscal year, or a more than five percent stockholder, and their immediate family members. Such transactions may include employment or consulting relationships with a related person or contracts under which we receive goods or services from (or provide goods and services to) a related person or a company for which the related person is an employee or otherwise affiliated. The Board has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or one of its subsidiaries is a participant and a related person has a direct or indirect material interest. Generally for a transaction to be approved, the Nominating Committee must be informed or have knowledge of (i) the related person’s relationship to the Company and interest in the transaction; (ii) the material facts of the proposed transaction, including a description of the nature and potential aggregate value of the proposed transaction; (iii) the benefits, if any, to the Company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction or situation is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Nominating Committee has, however, determined that a related person does not have a direct or indirect material interest in the following categories of transactions:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million, or 2% of that company’s total annual revenue, and the related person is not involved in the decision-making process for such transaction;

•

any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million, or 2% of the charitable organization’s total annual receipts, and the related person is not involved in the decision-making process for such transaction;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to directors determined by the Board; and

•	transactions in which all security holders receive proportional benefits.

Transactions involving related persons that are not included in one of the above categories are forwarded to our legal department to determine whether the related person could have a direct or indirect material interest in the transaction, and any such transaction is forwarded to the Nominating Committee for review. The Nominating Committee determines whether the related person has a material interest in a transaction and may approve, ratify, terminate, or take other action with respect to the transaction in its discretion.

Transactions with Related Persons

All potential related party transactions during fiscal year 2012 were included in one of the above categories.

PROPOSAL FOUR

STOCKHOLDER PROPOSAL

Pension Reserves Investment Management Trust Fund, located at 84 State Street, Boston, MA 02109 and the holder of 62,864 shares of Company common stock, has given notice of its intention to present the following proposal for action at the Annual Meeting.

PROPOSAL TO REPEAL CLASSIFIED BOARD

RESOLVED, that shareholders of Varian Medical Systems, Inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2014 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2014 from completing the term for which such director was elected.

SUPPORTING STATEMENT

This resolution was submitted on behalf of the Pension Reserves Investment Trust Fund by its trustee, the Pension Reserves Investment Management Board. The Shareholder Rights Project represented and advised the Pension Reserves Investment Management Board in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 60% since 2000, and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during 2010 and 2011 exceeded 75%.

The significant shareholder support for declassification proposals is consistent with empirical studies reporting that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Although one study (Bates, Becher and Lemmon, 2008) reports that classified boards are associated with higher takeover premiums, this study also reports that classified boards are associated with a lower likelihood of an acquisition and that classified boards are associated with lower firm valuation.

Please vote for this proposal to make directors more accountable to shareholders.

BOARD RECOMMENDATION

Our Board has carefully considered this Proposal and believes it is not in the best interest of the Company or its stockholders. Consequently, the Board unanimously recommends that stockholders vote “AGAINST” this Proposal.

Stability, Continuity and Experience

Under our Amended and Restated Certificate of Incorporation, as amended, the Board is divided into three classes, each serving a staggered three-year term. This structure provides the Board stability, continuity and independence. This structure also enhances long-term planning and ensures that, at any given time, the Board is comprised of directors who are intimately familiar with our business and strategic goals. A classified board also benefits the Company and its stockholders because it helps attract and retain director candidates who are willing to make long-term commitments of their time and energy. This commitment is critical to achieve our goals and one that will best be fulfilled by a stable and continuous Board. We design and manufacture products that are technologically complex and operate in very specialized industries and markets. Becoming familiar with our technologies and business requires significant time and effort on the part of a director, often spanning more than a one-year term. Directors with three-year terms are able to better develop a deeper understanding of our business and affairs and to use this understanding in making long-term strategic decisions that are in the best interests of the Company and its stockholders.

Independence

The Board believes that the longer assured term of office provided by three-year terms, rather than one-year terms, increases the independence of our non-employee directors. With one-year terms, directors are less insulated from management or special interest groups who may have an agenda that is not aligned with the long-term interests of all stockholders. Independence may also be enhanced when directors are not concerned about being re-nominated by our other directors every year. The classified current board structure permits our directors to act independently and to focus on the long-term interests of the Company and its stockholders.

Accountability to Stockholders

The Board also believes that annual elections for each director are not necessary to promote accountability. Directors elected to three-year terms are required to uphold the same fiduciary duties to the Company and its stockholders, and are equally accountable to stockholders, as directors elected annually. Accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three years. Our majority director voting policy, set forth in our Corporate Governance Guidelines, promotes further director accountability to stockholders. This policy provides that in any uncontested election of directors, any director nominee who receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation to the Board. The Nominating Committee will consider the resignation and recommend to the Board whether or not to accept the resignation. The Board will then make a decision regarding the resignation and we will publicly disclose their decision. This majority voting policy gives stockholders a meaningful role in the election of directors and acts as a vehicle for holding directors accountable for their actions or failure to act.

In addition, the Board has adopted a guideline for director retirement that provides that no director may serve on the Board for more than four consecutive three-year terms (starting with terms commencing in the year 2000) or 12 years, whichever is longer. This limitation is designed to keep members of the Board from becoming entrenched with management and ensure that the Board remains accountable to stockholders.

Moreover, even with a classified Board, a proxy advisory firm rates the Company of “low concern” when it comes to governance matters involving stockholder rights. Therefore, declassifying the Board is a change that is not necessary to improve governance or make directors more accountable to stockholders.

Protection against Takeovers

A classified Board structure enhances the Board’s ability to negotiate the best results for stockholders in a potential takeover situation by safeguarding against the replacement of a majority of our directors with hostile nominees at a single annual meeting, which would allow an acquirer to gain control of the Company and its assets without paying fair market value to our stockholders. A classified board does not preclude a takeover, but rather provides the Board the time and flexibility necessary to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all stockholders and weigh alternative methods of maximizing stockholder value for all stockholders, without the threat of imminent removal of a majority of directors.

Recommendation Only

This stockholder proposal is a request that the Board take steps necessary to eliminate the classified board structure. Approval of this proposal by stockholders would not in itself effectuate the changes contemplated by the proposal. Further action by stockholders and the Board would be required to further amend our Amended and Restated Certificate of Incorporation.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 13, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 13, 2013. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VARIAN MEDICAL SYSTEMS, INC. 3100 HANSEN WAY PALO ALTO, CA 94304 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M51241-P32089-Z59265 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY VARIAN MEDICAL SYSTEMS, INC. For Withhold For All To withhold authority to vote for any individual The Board of Directors recommends a vote All All Except nominee(s), mark “For All Except” and write the FOR all the nominees listed in Proposal 1, FOR number(s) of the nominee(s) on the line below. Proposals 2 and 3 and AGAINST Proposal 4. ! ! ! 1. To elect the following nominees for a term ending at the 2016 Annual Meeting of Stockholders: Nominees: 01) R. Andrew Eckert 02) Mark R. Laret 03) Erich R. Reinhardt For Against Abstain For Against Abstain 2. To approve the compensation of the Varian Medical ! ! ! 4. To vote on, if properly presented at the Annual Meeting, ! ! ! Systems, Inc. named executive officers as described in a stockholder proposal recommending that the the Proxy Statement. Board of Directors take action to declassify the Board. For Against Abstain The proxyholders are authorized to vote on any other business 3. To ratify the appointment of PricewaterhouseCoopers LLP ! ! ! as is properly brought before the Annual Meeting for action as Varian Medical Systems, Inc.’s independent registered in accordance with their judgment as to the best interests of public accounting firm for fiscal year 2013. Varian Medical Systems, Inc. For address changes and/or comments, please check this box and write them ! on the back where indicated. Please indicate if you plan to attend this meeting. ! ! Yes No NOTE: Please sign exactly as name appears on your stock certificate. If the stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their names. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date VARIAN MEDICAL MEDICAL SYSTEMS, INC.

Notice of Internet Availability of Proxy Materials: The notice of meeting, proxy statement and annual report to stockholders are available at www.proxyvote.com. M51242-P32089-Z59265 PROXY VARIAN MEDICAL SYSTEMS, INC. Proxy for Annual Meeting of Stockholders - February 14, 2013 This Proxy is Solicited on Behalf of the Board of Directors The undersigned stockholder of Varian Medical Systems, Inc. (the “Company”) hereby constitutes and appoints DOW R. WILSON and JOHN W. KUO, and each of them, proxies and attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Varian Medical Systems, Inc. standing in the name of the undersigned, at the Annual Meeting of Stockholders to be held at the Company’s headquarters at 3100 Hansen Way, Palo Alto, California 94304, on February 14, 2013, at 4:30 p.m. Pacific Time, and at any adjournment(s) or postponement(s) thereof (the “Annual Meeting”). If you need directions to the Annual Meeting so that you may attend and vote in person, please contact our Investor Relations department at investors@varian.com. Unless a contrary direction is indicated, the proxyholders will vote the undersigned’s shares FOR the election of the nominees for director, FOR approval of the compensation of the Company’s named executive officers as described in the Proxy Statement, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2013 and AGAINST Proposal 4 and, in accordance with the judgment of the proxyholder as to the best interests of the Company, upon any other business as may properly come before the meeting or any adjournment or postponement thereof. With respect to the election of directors, the proxyholders shall have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees of the Board of Directors in any order as they may determine. If specific instructions are indicated, including with respect to cumulative voting for directors, this Proxy will be voted in accordance therewith. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) IF YOU ELECT TO VOTE BY MAIL, PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE If you vote by telephone or the Internet, please DO NOT mail back this proxy card. (Continued and to be signed on reverse side)